EXHIBIT 10.1

Execution Version

PURCHASE AGREEMENT

dated as of July 19, 2010

by and among

CONVERSENT COMMUNICATIONS, INC.

and

NTELOS INC.

and

ONE COMMUNICATIONS CORP.

(SOLELY WITH RESPECT TO SECTIONS 6.15 and 11.17)

i

(continued)

(continued)

(continued)

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of July 19, 2010, is made by and among Conversent Communications, Inc., a Delaware corporation (the “Seller”), and NTELOS Inc., a Virginia corporation (the “Purchaser”) and, solely with respect to Sections 6.15 and 11.17, One Communications Corp., a Delaware corporation (the “Parent Company”).

Recitals:

A. The Company and the Company Subsidiaries (each as defined herein) are exclusively engaged in the business of providing telecommunications and information services to business and residential customers throughout the State of West Virginia and in portions of Ohio, Maryland, Pennsylvania, Virginia and Kentucky, in each case under the ‘FiberNet’ name (the “FiberNet Business”);

B. The Seller is the holder of all of the issued and outstanding membership interests (the “Equity Interests”) in Mountaineer Telecommunications, LLC, a West Virginia limited liability company (the “Company”), which is the holder of all of the issued and outstanding membership interests or shares of capital stock (as applicable) in each of the Company Subsidiaries;

C. The Seller wishes to sell the Equity Interests to the Purchaser, and the Purchaser wishes to purchase the Equity Interests from the Seller, upon the terms and subject to the conditions set forth in this Agreement (the “Equity Purchase”);

D. The Parent Company is executing this Agreement solely for the purposes of providing: (i) the covenants set forth in Section 6.15; and (ii) the guarantee of the Seller’s obligations hereunder as described in Section 11.17; and

E. The parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions (as defined below).

Agreement:

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Except as otherwise provided herein, all capitalized terms used herein shall have the meanings assigned to them below.

“Adverse Effect Parent Company Tax Proceeding” has the meaning set forth in Section 7.5(c).

“Adverse Effect Pre-Closing Tax Proceeding” has the meaning set forth in Section 7.5(a).

“Adverse Effect Straddle or Post-Closing Tax Proceeding” has the meaning set forth in Section 7.5(b).

“Affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person, with “control” of a Person meaning the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, through contract rights or otherwise, and “controlling” and “controlled” having correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 7.7(a).

“Alternative Transaction” has meaning set forth in Section 6.8.

“Annual Financial Statements” has the meaning set forth in Section 3.4(a).

“Antitrust Division” has the meaning set forth in Section 6.6(b).

“Business Day” means any day of the year other than: (a) any Saturday or Sunday; or (b) any other day on which the banks located in the State of New York are required to be closed for business.

“Capital Expenditures” means the capital expenditures of the FiberNet Business that have been placed in service, to be recorded on the books and records of the Company and the Company Subsidiaries in a manner that is consistent with past practice and in accordance with the existing accounting policies of the Company and the Company Subsidiaries.

“Capital Expenditures Statement” has the meaning set forth in Section 2.5(d).

“Capital Expenditures Target” means the product of: (a) eight hundred thousand dollars ($800,000); and (b) the number of calendar days from April 1, 2010 through the Effective Time, divided by thirty (30).

“Claim” means any complaint, allegation, charge, petition, appeal, demand, notice, filing or claim of any kind that commences, alleges a basis to commence or threatens to commence any Proceeding by or before any Governmental Entity or Judicial Authority, or that asserts, alleges a basis to assert or threatens to assert any right, breach, default, violation, noncompliance, termination, cancellation or other action or omission that would reasonably be expected to result in a Loss.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing NWC Adjustment” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Benefit Plan” means: (a) any employee welfare benefit or employee pension benefit plan (as defined in Sections 3(1) and 3(2) of ERISA); and (b) any other employee benefit agreement, plan, Contract or arrangement, including any deferred compensation plan, incentive plan, bonus plan or arrangement, option plan, equity purchase plan, equity award plan, golden parachute agreement, severance pay plan, cafeteria plan, employment contract, fringe benefit or other similar plan, agreement, Contract and arrangement (whether funded or unfunded, written or otherwise) which is sponsored or maintained by the Company or any Company Subsidiary, to which the Company or any Company Subsidiary makes contributions or which covers any current or former director, officer, employee or consultant of the Company or any Company Subsidiary (or any of their beneficiaries) or with respect to which the Company or any Company Subsidiary has or may have any actual or contingent liability.

“Company Confidential Information” has the meaning set forth in Section 6.15(c).

“Company Disclosure Schedule” means the disclosure schedule delivered by the Seller to the Purchaser concurrently with the execution of this Agreement and forming a part hereof.

“Company Information” has the meaning set forth in Section 6.13(a).

“Company Permits” has the meaning set forth in Section 3.15(b).

“Company Subsidiaries” means: (a) FiberNet of Virginia, Inc., a Virginia corporation; (b) FiberNet, L.L.C., a West Virginia limited liability company; (c) FiberNet Telecommunications of Pennsylvania, LLC, a Pennsylvania limited liability company; and (d) FiberNet of Ohio, LLC, an Ohio limited liability company.

“Company Supplied Information” has the meaning set forth in Section 6.5(a).

“Company Telecom Permits” has the meaning set forth in Section 3.16(b).

“Confidential Information” means information in any form, whether it is tangible or intangible, which includes any information, data, reports, records, technology, technical data, trade secrets, know-how or ideas, including that which relates to business operations, products, services, customers, plans, markets, research, inventions, processes, designs, drawings, engineering, marketing or finances, which information is intended by the applicable party or its Affiliate to be treated as confidential as determined by its nature and content; provided, however, that any information that: (a) is or becomes generally available to the public through no fault of the recipient of the information, (b) is or becomes available to the recipient of the information on a non-confidential basis, (c) was in the possession or knowledge of the recipient of the information prior to it being furnished by or on behalf of the disclosing party, or (d) has been developed by the recipient of the information independently of any disclosure of such information by the disclosing party shall not be deemed to be Confidential Information.

“Contract” means any contract, agreement, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, sublicense, purchase or sale order, or other commitment, obligation or instrument that is binding or enforceable upon the parties thereto, whether written or oral.

“Consent” means, with respect to any Person, any approval, authorization, exemption, waiver, permission or consent of any kind of such Person.

“Credit Agreement” means the Amended and Restated First Lien Credit and Guaranty Agreement, dated as of April 19, 2007, as amended, among the Parent Company; certain of its Subsidiaries as guarantors; the lenders from time to time party thereto; Goldman Sachs Credit Partners L.P., as Lead Arranger, Sole Bookrunner and Syndication Agent; and CapitalSource Finance LLC, as Administrative Agent and Collateral Agent.

“Downward Post-Closing NWC Adjustment” has the meaning set forth in Section 2.5(c).

“Draft Allocation” has the meaning set forth in Section 7.7(c).

“Effective Time” has the meaning set forth in Section 2.5(a).

“Enterprise Agreement” has the meaning set forth in Section 6.15(f).

“Environmental Law” means any Law relating to pollution or protection of the environment or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of any Hazardous Substance.

“Equitable Exceptions” means any limitations on the enforceability of obligations resulting from: (a) bankruptcy, insolvency, reorganization, moratorium or other requirements of Laws or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally; and (b) as to the remedy of specific performance and injunctive and other forms of equitable relief, the imposition of equitable defenses and the discretion of the Judicial Authority before which any Proceeding therefor may be brought, whether at law or in equity.

“Equity Interests” has the meaning set forth in the recitals.

“Equity Purchase” has the meaning set forth in the recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, at any relevant time, is or was treated as a single employer with the Company or any Company Subsidiary for purposes of Section 414 of the Code or Section 4001(b) of ERISA.

“Escrow Account” has the meaning set forth in Section 2.4(a).

“Escrow Agent” has the meaning set forth in Section 2.4(a).

“Escrow Agreement” has the meaning set forth in Section 2.4(a).

“Escrow Deposit” has the meaning set forth in Section 2.4(a).

“Escrow Funds” has the meaning set forth in Section 2.4(a).

“Escrow Period” has the meaning set forth in Section 2.4(a).

“Estimated NWC” has the meaning set forth in Section 2.5(a).

“Example NWC Calculation” has the meaning set forth in Section 2.5(a).

“Excluded Liabilities” has the meaning set forth in Section 2.6.

“FCC” means the U.S. Federal Communications Commission.

“FCC Approval” means any Consent of the FCC that is necessary or otherwise appropriate for the Seller, the Purchaser, the Company or any of the Company Subsidiaries to consummate the Transactions.

“Fiber Contract” means any Contract, including indefeasible right to use, dark fiber lease or similar arrangement, relating to the use of fiber optic facilities.

“FiberNet Business” has the meaning set forth in the recitals.

“FiberNet Customers” has the meaning set forth in Section 6.15(d).

“FiberNet Vendors” has the meaning set forth in Section 6.15(d).

“Final Allocation” has the meaning set forth in Section 7.7(c).

“Final NWC” has the meaning set forth in Section 2.5(b).

“Final Order” means any Order that has become final and nonappealable.

“Final Post-Closing NWC Statement” has the meaning set forth in Section 2.5(b).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Financing Parties” has the meaning set forth in Section 6.13(a).

“FTC” has the meaning set forth in Section 6.6(b).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis.

“Governmental Entity” means any government (including any United States or foreign federal, state, provincial, municipal or county government), any political subdivision thereof and any governmental, administrative, ministerial, regulatory, central bank, self-regulatory, quasi-governmental, taxing, executive, or legislative department, commission, body, agency, authority or instrumentality of any of the foregoing.

“Hazardous Substance” means any hazardous substance as defined in 42 U.S.C. § 9601(14), any hazardous waste as defined by 42 U.S.C. §6903(5), any pollutant or contaminant as defined by 42 U.S.C. §9601(33), any toxic substance, oil or hazardous material or other chemical or substance (including any petroleum product or by-product, asbestos in any form, polychlorinated biphenyls, urea formaldehyde or perchlorate) regulated by, or forming the basis upon which liability may be imposed by a Person under, any applicable Environmental Laws, or any other material or substance that is listed or classified as hazardous pursuant to any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

“Income Taxes” means any federal, state, local or non-U.S. Tax that, in whole or in part, is based on, measured by or calculated by reference to net income, profits or gains, including any state or local franchise Tax, and including any interest, penalty or addition thereto, whether disputed or not.

“Indebtedness” means with respect to the Company and the Company Subsidiaries: (a) any indebtedness for borrowed money, whether short term or long term, (b) any indebtedness arising under capitalized leases, conditional sales contracts or other similar title retention instruments, (c) all liabilities secured by any lien on any assets, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including indebtedness for the deferred purchase price of property or services represented by a note, (e) all obligations to reimburse any bank or other Person under acceptance, letter of credit or similar facilities, (f) all guarantees, reimbursement or similar obligations in respect of indebtedness of a primary obligor, and (f) all interest, fees, prepayment penalties and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (f).

“Indemnified Party” has the meaning set forth in Section 10.4(a).

“Indemnified Taxes” has the meaning set forth in Section 7.2.

“Indemnifying Party” has the meaning set forth in Section 10.4(a).

“Indemnity Cap” has the meaning set forth in Section 10.3.

“Indemnity Threshold” has the meaning set forth in Section 10.3.

“Independent Accountants” has the meaning set forth in Section 2.5(b).

“Initial Escrow Release” has the meaning set forth in Section 2.4(b).

“Integration Planning Committee” has the meaning set forth in Section 6.17

“Intellectual Property” means (a) all patents, trademarks, tradenames, copyrights, licenses, computer software, domain names or data (other than widely-available software subject to “shrink-wrap” or “click-through” software licenses) or applications therefor owned by or registered in the name of, and (b) all material unregistered trademarks and material unregistered copyrights owned, held or used by, the Company, any Company Subsidiary or the FiberNet Business or in which the Company, any Company Subsidiary or the FiberNet Business has any rights, licenses or immunities.

“Intercompany Transactions” has the meaning set forth in Section 3.18(b).

“Intercompany Liability” has the meaning set forth in Section 8.2(h).

“IRS” means the Internal Revenue Service of the United States.

“Judicial Authority” means any court, arbitrator, special master, receiver, tribunal or similar body of any kind (including any Governmental Entity exercising judicial powers or functions of any kind).

“Knowledge of the Company” and correlative phrases such as “the Company’s Knowledge” means the actual (but not constructive or imputed) knowledge of any of the following persons after reasonable investigation: (a) David Armentrout; (b) Roy Williamson; (c) Steve Hamula; (d) Russ Oliver; (e) David Grady; (f) Tom Blind or (g) Tom Thomas.

“Law” means any treaty, code, statute, law (including common law), rule, regulation, convention, ordinance, Order, regulatory policy statement or similar guidance, binding directive or decree of any Governmental Entity or Judicial Authority.

“Lease Agreement” means the Lease Agreement, by and between the Seller and the Company, in the form reasonably acceptable to the Seller and the Purchaser, to be entered into at Closing relating to the lease of the assets used in the conduct of the FiberNet Business, as described on Exhibit 1.1(a) hereto.

“Leased Real Property” has the meaning set forth in Section 3.11(a).

“Liability” means any liability for payment, debt, payment obligation, loss incurred, cost, expense, expenditure, charge, fee or any other sum or amount due or otherwise required to be paid.

“Lien” means any mortgage, pledge, security interest, encumbrance, charge or lien, other than: (a) mechanics’, materialmen’s and similar liens not yet due and payable (or that are being contested in good faith through appropriate Proceedings); (b) liens for Taxes not yet due and payable (or for Taxes that the taxpayer is contesting in good faith through appropriate Proceedings); (c) liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar legislation; (d) purchase money liens and license securing rental payments under capital lease arrangements; and (e) in the case of tangible personal property or owned or leased real property, imperfections of title which are not, individually or in the aggregate, material in character, amount or extent or which do not materially detract from the value of, or materially interfere with the present or presently contemplated use of, the property subject thereto or affected thereby.

“Loss” means any Liability, Claim (including Third Party Claim), shortage, damage, diminution in value, settlement, deficiency, expense (including legal, consulting, accounting and other professional fees) or loss of any kind.

“Management Company” means One Communications Management Co., a wholly-owned subsidiary of the Parent Company which provides certain employment services to the FiberNet Business, including employing all individuals currently providing employment services to the FiberNet Business. For purposes of the definition of “Company Benefit Plan” in Section 1.1, the representations and warranties in Sections 3.5(e) and (f), Section 3.6(b), Section 3.9(f) and Section 3.18 and the covenants and agreements in Section 6.1, Sections 6.2(e) and (f) and Section 6.15(b), all references to “employees” shall include those individuals employed by the Management Company who provide employment services to the FiberNet Business, and for purposes of the representations and warranties in Section 3.7, Sections 3.10(b), (c) and (d) and Section 3.15(a), such representations and warranties with respect to the Company and the Company Subsidiaries shall be deemed also to have been made with respect to the Management Company as it relates to the employment of any individuals providing employment services to the FiberNet Business.

“Material Adverse Effect” means any event or action, or series of events or actions, that would reasonably be expected to (1) result, individually or in the aggregate, in a material adverse effect on the results of operations, condition (financial or otherwise), assets or properties of the FiberNet Business, taken as a whole; provided, however, that in no event shall any change or effect upon the FiberNet Business resulting from the occurrence, after the date of this Agreement, of any of the following be considered in determining whether a Material Adverse Effect has occurred: (a) any change in general economic or political conditions or changes affecting the industry generally in which the FiberNet Business operates (to the extent not disproportionately affecting the FiberNet Business relative to its competitors); (b) any change in market conditions or in national or global financial markets (to the extent not disproportionately affecting the FiberNet Business relative to its competitors), (c) any natural disaster, any act of terrorism, sabotage, military action or war (whether or not declared) or any other social or political disruption, in each case including any escalation or worsening thereof; (d) any adverse change arising from or relating to any change in accounting requirements applicable to the FiberNet Business or to any change in Laws applicable to the FiberNet Business (including regulatory requirements imposed by the FCC or any State PUC) or, in each case, in the interpretation thereof (to the extent not disproportionately affecting the FiberNet Business relative to its competitors); (e) any failure, in and of itself, by the Company or any Company Subsidiary to meet any forecasts or projections provided by the Seller (in whatever form, whether oral or written), provided that the exception in this clause (e) shall not prevent or affect a determination that any fact, event or action underlying such a failure has resulted in, or contributed to, a Material Adverse Effect; (f) any change resulting from the announcement of this Agreement or the Transactions or other communication by the Purchaser of any intentions or other plans or actions with respect to the Company, the Company Subsidiaries or the FiberNet Business; (g) any change resulting from the consummation of the Transactions; (h) any actions taken by the Purchaser, the Seller, the Company or any Company Subsidiary required by the terms of this Agreement or any other Transaction Document or any change resulting therefrom; or (i) any liability specifically disclosed on the Company Disclosure Schedule or (2) result in a material adverse effect on the Seller’s ability to perform its obligations hereunder.

“Material Contract” has the meaning set forth in Section 3.6(a).

“Notice of Claim” has the meaning set forth in Section 10.4(a).

“NWC” means Current Assets minus Current Liabilities, with: (a) the “Current Assets” consisting of cash and cash equivalents, accounts receivable, prepaid expenses and other current assets of the FiberNet Business, in each case as determined in accordance with: (i) GAAP consistent with the manner of preparation of the Financial Statements and the Example NWC Calculation (but excluding: (i) any intercompany receivables from Persons other than the Company or any of the Company Subsidiaries; (ii) Taxes (including deferred Taxes) and (iii) any effects from purchase accounting); and (b) the “Current Liabilities” consisting of accounts payable, accrued expenses, deferred revenues and other current liabilities of the FiberNet Business, in each case as determined in accordance with: (i) GAAP consistent with the manner of preparation of the Financial Statements and the Example NWC Calculation (but excluding: (i) any intercompany payables to Persons other than the Company or any of the Company Subsidiaries; (ii) any Indebtedness (including Indebtedness under the Credit Agreement, for which the Company and the Company Subsidiaries will be released and discharged as of the Closing Date as described in Section 8.2(g)); (iii) Taxes (including deferred Taxes); and (iv) any effects from purchase accounting).

“NWC Dispute Notice” has the meaning set forth in Section 2.5(b).

“Order” means any judgment, writ, decree, directive, decision, injunction, ruling, award or order (including any consent decree or cease and desist order) of any kind of any Governmental Entity or Judicial Authority.

“Organizational Documents” of a Person means: (a) the articles of incorporation, certificate of incorporation, certificate of formation or similar document(s) filed with a Governmental Entity, which filing forms or organizes such Person; and (b) the bylaws, limited liability company operating agreement, partnership agreement, trust agreement or similar document(s), whether or not filed with a Governmental Entity, which organize and/or govern the internal affairs of such Person, in the case of each of the foregoing clause (a) and (b), as in effect at the time in question.

“Parent Company” has the meaning set forth in the preamble.

“Parent Company Tax Proceeding” has the meaning set forth in Section 7.5(c).

“Parent Subsidiaries” has the meaning set forth in Section 6.15(a).

“Permit” means any franchise, license, approval, authorization, certificate of public convenience and necessity, waiver, certification or permit issued or granted by any Governmental Entity.

“Person” means an individual, a partnership, a sole proprietorship, a company, a firm, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a union, a group acting in concert, a Governmental Entity or any other entity or association of any kind.

“Post-Closing NWC Statement” has the meaning set forth in Section 2.5(b).

“Post-Closing Taxes” means all Taxes of the Company and any of the Company Subsidiaries for periods or portions thereof beginning after the Closing Date.

“Post-Closing Tax Period” means: (a) any Tax period of the Company that commences after the Closing Date; and (b) the portion of any Straddle Period commencing immediately after the Closing Date.

“Pre-Closing Tax Period” means: (a) any Tax period of the Company that ends on or before the Closing Date; and (b) the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Proceedings” has the meaning set forth in Section 7.5(a).

“Preliminary NWC Statement” has the meaning set forth in Section 2.5(a).

“Proceeding” means any action, suit, arbitration, mediation, litigation, inquiry, hearing, audit, investigation, inquiry or other proceeding of any kind involving any Governmental Entity, any Judicial Authority or any other Person.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Closing Certificate” has the meaning set forth in Section 2.3(b)(iii).

“Purchaser Disclosure Schedule” means the disclosure schedule delivered by the Purchaser to the Seller concurrently with the execution of this Agreement and forming a part hereof.

“Purchaser Fundamental Representations” has the meaning set forth in Section 10.1(a).

“Purchaser Indemnified Party” has the meaning set forth in Section 10.2(a).

“Purchaser Released Parties” has the meaning set forth in the Section 6.16.

“Real Property Leases” has the meaning set forth in Section 3.11(a).

“Relevant Contracts” has the meaning set forth in Section 6.6(a).

“Relevant Contract Amendments/New Contracts” has the meaning set forth in Section 6.6(a).

“Relevant Pennsylvania/Maryland Areas” has the meaning set forth in Section 6.15(d)(i).

“Required Consents” shall mean the Consents listed and marked with an asterisk in Sections 3.3, 4.2 and 11.17(c) of the Company Disclosure Schedule.

“Required Seller Governmental Approvals” shall mean Consents of any Governmental Entities (including the FCC Approval and the Consent of any State PUC) or filings of notifications with State PUCs, all of which are identified in Section 3.3 of the Company Disclosure Schedule.

“Restricted Area” has the meaning set forth in Section 6.15(a).

“Restricted Business” has the meaning set forth in Section 6.15(a).

“Second Escrow Release” has the meaning set forth in Section 2.4(c).

“Section 1060 Consideration” has the meaning set forth in Section 7.7(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Claims and Losses” has the meaning set forth in Section 6.16.

“Seller Closing Certificate” has the meaning set forth in Section 2.3(a)(iii).

“Seller Fundamental Representations” has the meaning set forth in Section 10.1(a).

“Seller Indemnified Party” has the meaning set forth in Section 10.2(b).

“Seller Related Parties” has the meaning set forth in Section 6.16.

“Seller Released Claims” has the meaning set forth in Section 6.16.

“Seller Representatives” has the meaning set forth in Section 6.8.

“State PUC” means any state or local public service commission or similar state or local Governmental Entity in West Virginia, Ohio, Maryland, Pennsylvania, Virginia or Kentucky that has authority over the FiberNet Business.

“Statute of Limitations Representations” has the meaning set forth in Section 10.1(a).

“Straddle Period” has the meaning set forth in Section 7.4.

“Straddle or Post-Closing Tax Proceedings” has the meaning set forth in Section 7.5(b).

“Stub Period Financial Statements” has the meaning set forth in Section 3.4(a).

“Subsidiary” means any Person with respect to which another Person, directly or indirectly, owns equity securities collectively having the voting power to be able to elect a majority of the members of the board of directors or similar body or otherwise control the management and operations of such Person.

“Target NWC” has the meaning set forth in Section 2.5(a).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, service, recording, import, export, estimated or other tax or assessment of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or any other basis, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any Person.

“Tax Authority” means, with respect to any Tax, a Governmental Entity that imposes such Tax, and any Governmental Entity or Judicial Authority charged with the collection of, or is otherwise empowered to collect, such Tax.

“Tax Proceeding” has the meaning set forth in Section 7.5(a).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any information return or report with respect to backup withholding and payments to third parties, and including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” means any tax sharing agreement between the Seller and its Affiliates (other than the Company or any of the Company Subsidiaries), on the one hand, and the Company and the Company Subsidiaries, on the other hand.

“Telecom Laws” means: (a) the Communications Act of 1934, as amended (including by the Telecommunications Act of 1996), as amended; (b) any state or local laws that govern the provision of telecommunications services; and (c) any applicable rules, regulations or policies administered or promulgated by the FCC or any State PUC.

“Third Party Claim” has the meaning set forth in Section 10.4(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Lease Agreement, the Transition Services Agreement and any other document or instrument to be entered into by the parties in connection with the Transactions.

“Transactions” means the Equity Purchase and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transition Services Agreement” means the Transition Services Agreement, in a form reasonably acceptable to the Seller and the Purchaser, by and between the Seller and the Company to be entered into at Closing relating to the provision of certain transition services by the Seller and its Affiliates to the Company and the Company Subsidiaries as described on Exhibit 1.1(b) hereto.

“Treasury Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended, including the corresponding provisions of any successor regulations.

“Upward Post-Closing NWC Adjustment” has the meaning set forth in Section 2.5(c).

“Valuation Report” has the meaning set forth in Section 7.7(c).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

ARTICLE II

PURCHASE AND SALE OF EQUITY INTERESTS

2.1 The Equity Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser hereby agrees to purchase from the Seller all of the Equity Interests, and the Seller hereby agrees to sell to the Purchaser all of the Equity Interests, free and clear of any and all Liens (other than restrictions on transfer arising under applicable federal and state securities Laws), for an aggregate purchase price of one hundred seventy million dollars ($170,000,000), subject to adjustment pursuant to Section 2.5 (the “Purchase Price”).

2.2 The Closing.

(a) The closing of the purchase and sale of the Equity Interests contemplated by this Agreement (the “Closing”) shall take place at: (a) the offices of Kelley Drye & Warren LLP, located at 101 Park Avenue, New York, NY 10178, at 10:00 a.m. on the fifth (5th) Business Day after the date on which the last to be satisfied or waived of the Closing conditions set forth in Article VIII (other than Closing conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with the terms of this Agreement; or (b) at such other place, time and date as the Seller and the Purchaser may agree in writing. The date on which the Closing takes place is referred to herein as the “Closing Date.”

(b) At the Closing, the Purchaser shall pay: (i) the Escrow Deposit to the Escrow Agent as described in Section 2.4; and (ii) the remainder of the Purchase Price (less the Escrow Deposit) to the Seller, in each case in cash by wire transfer of immediately available funds to the accounts designated in writing by the Escrow Agent and the Seller, respectively.

2.3 Closing Deliveries.

(a) At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(i) to the extent certificated, certificate(s) representing all of the Equity Interests, together with membership interest transfer powers, duly endorsed in blank and certificates representing all of the membership interests or shares of capital stock of the Company Subsidiaries;

(ii) copies of the Escrow Agreement, the Lease Agreement, the Transition Services Agreement and any other Transaction Documents to which the Seller is a party, duly executed by the Seller and any of its Affiliates (as applicable);

(iii) an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of the Seller, stating that the conditions to the Closing set forth in Sections 8.2(a) and (b) have been satisfied (the “Seller Closing Certificate”);

(iv) a secretary’s certificate, dated as of the Closing Date, duly executed by the Secretary of the Seller, attesting to: (A) the incumbent officers of the Seller; and (B) resolutions of the Board of Directors of the Seller and, if required under the Organizational Document of the Seller, the stockholders of the Seller, in each case approving the Transactions;

(v) copies of the Organizational Documents of the Company and each of the Company Subsidiaries certified by the appropriate Governmental Entity (as to Organizational Documents filed therewith) as of a date as near as reasonably practicable to the Closing Date;

(vi) to the extent issued by each of the relevant jurisdictions, good standing certificates for the Company and each of the Company Subsidiaries for their respective jurisdictions of organization, each dated as of a date as near as reasonably practicable to the Closing Date;

(vii) resignations of all officers and directors of the Company and each of the Company Subsidiaries;

(viii) an affidavit, duly executed and acknowledged by an officer of the Seller, certifying that the Seller is a “domestic corporation” within the meaning of Sections 7701(a)(3) and (4) of the Code and Sections 1.897-1(j) and 1.1445-2 of the applicable Treasury Regulations;

(ix) any additional items required to be delivered at Closing by Section 8.2.

(b) At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller:

(i) evidence reasonably satisfactory to the Seller of: (A) payment of the Escrow Deposit to the Escrow Agent as described in Section 2.4; and (B) payment of the remainder of the Purchase Price (less the Escrow Deposit) to the Seller;

(ii) copies of the Escrow Agreement, the Lease Agreement, the Transition Services Agreement and any other Transaction Documents to which the Purchaser is a party, duly executed by the Purchaser;

(iii) an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of the Purchaser, stating that the conditions to the Closing set forth in Sections 8.1(a) and (b) have been satisfied (the “Purchaser Closing Certificate”);

(iv) a secretary’s certificate, dated as of the Closing Date, duly executed by the Secretary of the Purchaser, attesting to: (A) the incumbent officers of the Purchaser; and (B) resolutions of the Board of Directors or similar governing body of the Purchaser approving the Transactions; and

(v) any additional items required to be delivered at Closing by Section 8.2.

2.4 Escrow.

(a) At the Closing, the Purchaser will deposit ten million dollars ($10,000,000) of the Purchase Price (the “Escrow Deposit”), in cash by wire transfer of immediately available funds into an escrow account (the “Escrow Account”) established by the Purchaser and the Seller with a nationally-recognized bank mutually agreeable to the parties (the “Escrow Agent”) pursuant to an escrow agreement in a form reasonably agreeable to the Purchaser, the Seller and the Escrow Agent (the “Escrow Agreement”). The Escrow Deposit, together with any interest and other earnings thereon (collectively, the “Escrow Funds”), will be held during the Escrow Period (as defined below), to serve as a source of recovery for: (i) any Downward Post Closing NWC Adjustment pursuant to Section 2.5(c); and (ii) any indemnifiable Losses determined pursuant to Article X to be owed by the Seller to Purchaser Indemnified Parties under Section 7.2 or Article X. The time period in which Escrow Funds are held in the Escrow Account in accordance with this Section 2.4 and the Escrow Agreement is referred to herein as the “Escrow Period”.

(b) On December 31, 2010, the Escrow Agent shall release to the Seller three million dollars ($3,000,000) of the Escrow Funds, less the amount (if any) by which the aggregate amount of any claims of Purchaser Indemnified Parties under Section 7.2 or Article X that are pending or have been previously paid as of such date exceed seven million dollars ($7,000,000) (the “Initial Escrow Release”). Upon resolution of any such claim(s) in favor of the Seller in accordance with Article X, the Escrow Funds (if any) that were not released in the Initial Escrow Release due to such claim(s) being pending shall be released by the Escrow Agent to the Seller pursuant to the terms and conditions of the Escrow Agreement.

(c) As soon as reasonably practicable after the one (1) year anniversary of the Closing Date, the Escrow Agent shall release to the Seller any Escrow Funds then remaining in the Escrow Account, less the amount of any claims of Purchaser Indemnified Parties under

Section 7.2 or Article X that are pending as of such date (the “Second Escrow Release”). Any Escrow Funds held in the Escrow Account after the Second Escrow Release because of the existence of then-pending claim(s) of Purchaser Indemnified Parties under Section 7.2 or Article X shall be released from the Escrow Account to the Purchaser or the Seller (as applicable) upon resolution of the applicable claim(s) in accordance with Article X, pursuant to the terms and conditions of the Escrow Agreement.

(d) The Purchaser and the Seller each agree to promptly (and in any event within two (2) Business Days) take all actions (including executing and delivering joint written instructions to the Escrow Agent) requested by any of the other parties to effect releases of Escrow Funds to the parties in accordance with this Section 2.4, Section 2.5(c), Section 7.2, Article X and the Escrow Agreement.

2.5 Purchase Price Adjustments.

(a) Net Working Capital Adjustment at Closing. Not later than five (5) Business Days prior to the Closing, the Seller shall prepare in consultation with, and deliver to, the Purchaser, a statement (the “Preliminary NWC Statement”) setting forth its good faith estimated calculation of the NWC as of 12:01a.m. on the Closing Date (the “Effective Time”), which shall be prepared in accordance with GAAP consistent with the manner of preparation of: (i) the Financial Statements; and (ii) the example NWC calculation as of May 31, 2010 attached hereto as Section 2.5(a) of the Company Disclosure Schedule (the “Example NWC Calculation”), and include reasonable support for the calculations made therein. To the extent the Purchaser disputes any of the amounts set forth in such Preliminary NWC Statement, the parties agree to attempt to reconcile their differences in good faith prior to Closing. The Purchase Price paid at the Closing pursuant to this Agreement shall be: (i) reduced, on a dollar for dollar basis, by the amount (if any) by which the NWC set forth on the Preliminary NWC Statement (the “Estimated NWC”) is less than four million five hundred thousand dollars ($4,500,000) (the “Target NWC”); or (ii) increased, on a dollar for dollar basis, by the amount (if any) by which the Estimated NWC is greater than the Target NWC (any such reduction or increase in the Purchase Price, the “Closing NWC Adjustment”).

(b) Post-Closing Net Working Capital Statement. Within sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement (the “Post-Closing NWC Statement”) setting forth its calculation of the NWC as of the Effective Time, which shall be prepared in accordance with GAAP consistent with the manner of preparation of the Financial Statements and the Example NWC Calculation, and include reasonable support for the calculations made therein. If the Seller disagrees with the Post-Closing NWC Statement, the Seller may, within thirty (30) days after its receipt of the Post-Closing NWC Statement, provide written notice thereof to the Purchaser (the “NWC Dispute Notice”), which shall provide reasonable detail concerning each item that it disputes on the Post-Closing NWC Statement and include reasonable support for each such position. During such thirty (30) day period and any subsequent time period in which the Post-Closing NWC Statement is being disputed as provided in this Section 2.5(b), the Purchaser shall provide the Seller and its representatives with reasonable access, upon reasonable notice and during times mutually and reasonably agreeable to the Purchaser and the Seller to the books, records and working papers of the FiberNet Business related to the calculations underlying the Post-Closing NWC Statement. Unless the Seller delivers an NWC Dispute Notice within the thirty (30) day period, such Post-Closing NWC Statement shall be conclusively deemed the “Final Post-Closing NWC Statement” and shall be final and binding upon all parties. For a period of fifteen (15) Business Days after receipt by the Purchaser of the NWC Dispute Notice, the Purchaser and the Seller shall use good faith commercially reasonable efforts to resolve the disputed items on the NWC Dispute Notice between themselves and, if they are able to resolve all of such disputed items during such time period, the Post-Closing NWC Statement shall be revised to the extent necessary to reflect such resolution, shall be conclusively deemed the “Final Post-Closing NWC Statement”, and shall be final and binding upon all parties. If the Purchaser and the Seller are unable to resolve all of the disputed items on the NWC Dispute Notice within such fifteen (15) Business Day period, they shall jointly engage a nationally-recognized accounting firm reasonably acceptable to the Purchaser and the Seller, with no prior relationship with any of the parties or any of their respective Affiliates (the “Independent Accountants”) and submit the disputed items to the Independent Accountants for resolution. The Independent Accountants shall act as experts and not arbiters and shall determine only those items on the Post-Closing NWC Statement being disputed by the Purchaser and the Seller as of the time of engagement of the Independent Accountants. The Purchaser and the Seller shall instruct the Independent Accountants to not assign a dollar amount to any item in dispute greater than the greatest dollar amount for such item assigned by the Purchaser, on the one hand, or the Seller, on the other hand (as applicable), or less than the dollar amount for such item assigned by the Purchaser, on the one hand, or the Seller, on the other hand (as applicable). Promptly, but no later than thirty (30) days after engagement, the Independent Accountants shall deliver a written report to the Purchaser and the Seller as to their resolution of the disputed items, which include the resulting Post-Closing NWC Statement incorporating such resolution. The Post-Closing NWC Statement, as determined by the Independent Accountants, shall be conclusively deemed the “Final Post-Closing NWC Statement” and shall be final and binding upon the parties. The NWC as of the Effective Time set forth on the Final Post-Closing NWC Statement is referred to herein as the “Final NWC.” The fees and expenses of the Independent Accountants incurred in connection with the resolution of disputes pursuant to this Section 2.5(b) shall be borne by the Purchaser or the Seller in proportion to the amounts of the disputed items on the NWC Dispute Notice, as compared to such items as determined by the Independent Accountants and set forth on its Final Post-Closing NWC Statement, with such fees and expenses to be paid by the Purchaser or the Seller (as applicable) to the Independent Accountants within thirty (30) days after the Independent Accountants’ determination of the Final NWC.

(c) Post-Closing NWC Adjustment. In addition to the Closing NWC Adjustment pursuant to Section 2.5(a): (i) the Purchase Price paid by the Purchaser to the Seller pursuant to this Agreement shall be: (A) reduced, on a dollar for dollar basis, by the amount (if any) by which the Final NWC is less than the Estimated NWC (any such reduction in the Purchase Price, a “Downward Post-Closing NWC Adjustment”); or (ii) increased, on a dollar for dollar basis, by the amount (if any) by which the Final NWC is greater than the Estimated NWC (any such increase in the Purchase Price, an “Upward Post-Closing NWC Adjustment”). Any Downward Post-Closing NWC Adjustment shall be satisfied, within five (5) Business Days after determination of the Final NWC, by release to the Purchaser of Escrow Funds from the Escrow Account; provided, however, that if the Downward Post-Closing NWC Adjustment is greater than the available Escrow Funds, then the Seller shall pay the difference to the Purchaser within such five (5) Business Day period. Any Upward Post-Closing NWC Adjustment shall be satisfied, within five (5) Business Days after determination of the Final NWC by payment, by payment in cash by Purchaser to the Seller, by wire transfer of immediately available funds to the Seller’s account. If any cash payment required under this Section 2.5(c) is not made in full within five (5) Business Days after determination of the Final NWC, such payment will thereafter bear simple interest at a rate equal to the prime rate in effect from time to time (as published in The Wall Street Journal) plus two (2) percentage points, until paid in full.

(d) Capital Expenditures. Not later than five (5) Business Days prior to the Closing, the Seller shall prepare in consultation with, and deliver to, the Purchaser, a statement (the “Capital Expenditures Statement”) setting forth the amount of Capital Expenditures for the period from April 1, 2010 through the Closing Date. Such Capital Expenditures Statement will be certified by the Chief Financial Officer of the Seller and the Parent Company. In addition, the Seller will provide the Purchaser at such time with supporting documentation, in reasonable detail, for the calculation of the Capital Expenditures Statement. To the extent the Purchaser disputes any of the amounts set forth in such Capital Expenditures Statement, the parties agree to attempt to reconcile their differences in good faith prior to Closing. The Purchase Price paid at the Closing pursuant to this Agreement shall be: (i) reduced, on a dollar for dollar basis, by the amount (if any) by which the amount of Capital Expenditures set forth in the Capital Expenditures Statement is less than the Capital Expenditures Target; or (ii) increased, on a dollar for dollar basis, by the amount (if any) by which the amount of Capital Expenditures set forth in the Capital Expenditures Statement is greater than the Capital Expenditures Target. For illustrative purposes only, Section 2.5(d) of the Company Disclosure Schedule sets forth the calculation of Capital Expenditures for the three month period ended March 31, 2010.

2.6 Excluded Liabilities. The Seller shall retain and shall be responsible for paying, performing and discharging when due, and none of the Purchaser, the Company or any Company Subsidiary shall assume or have any responsibility for, any Loss of the Parent Company, the Seller or of the Company or the Company Subsidiaries related to: (a) Indemnified Taxes and any other Taxes imposed on the Parent Company, the Seller and its Affiliates as a result of the Transactions, (b) any fees, expenses or other payments incurred or owed by the Parent Company, the Seller, the Company or any Company Subsidiary to any agent, broker, investment banker, law firm or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement, (c) any Intercompany Liabilities, (d) carrier access billing system or “CABS” disputes pending as of the Closing or commenced after the Closing and arising out of, or relating to, any occurrence or event happening on or before the Closing Date or (e) matters #1, 4, 5 and 7 set forth in Section 3.7 of the Company Disclosure Schedule (without regard to any estimated liability stated therein) (collectively, the “Excluded Liabilities”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND

THE COMPANY SUBSIDIARIES

The Seller hereby represents and warrants to the Purchaser, subject to the exceptions set forth in the Company Disclosure Schedule, as follows:

3.1 Existence; Good Standing. The Company and each of the Company Subsidiaries is a corporation or limited liability company (as applicable), duly organized, validly existing and in good standing under the laws of its jurisdiction of the organization or formation and has all requisite power and authority to own and operate its properties and to conduct its business as now conducted. The Company and each of the Company Subsidiaries is duly licensed or qualified to do business as a foreign corporation or limited liability company (as applicable) in, and is in good standing under the Laws of, each jurisdiction under which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

3.2 Capitalization; Subsidiaries. The authorized and outstanding capital stock or limited liability company interests (as applicable) of the Company and each of the Company Subsidiaries is as set forth on Section 3.2(a) of the Company Disclosure Schedule. All of the issued and outstanding capital stock or limited liability company interests (as applicable) of the Company and each Company Subsidiary was duly authorized, validly issued and (to the extent applicable) is fully paid and nonassessable, and were not issued in violation of any pre-emptive rights, rights of first offer or first refusal or similar rights, or in violation of the Securities Act or applicable state securities Laws. There are no outstanding options, warrants or other rights of any kind that entitle any Person to acquire (including securities exercisable or exchangeable for or convertible into) any additional capital stock or limited liability company interests (as applicable) of the Company or any Company Subsidiary (or securities convertible into or exchangeable or exercisable for any such additional capital stock or limited liability company interests (as applicable)), no shares of any class of capital stock or limited liability company interests (as applicable) of the Company or any Company Subsidiary have been reserved or set aside for any purpose, and there are no Contracts to which the Seller, the Company or any Company Subsidiary is a party in respect thereof. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no Contracts to which the Company or any Company Subsidiary is a party or, to the Knowledge of the Company, to which any other Person is a party with respect to: (i) the voting of any shares of any capital stock or limited liability company interests (as applicable) of the Company or any Company Subsidiary (including any proxy or director nomination rights); or (ii) the transfer of, or transfer restrictions on, any shares of capital stock or limited liability company interests (as applicable) of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary, directly or indirectly, owns of record or beneficially, any outstanding equity securities or other interest in any Person or has the right or obligation to acquire any equity securities or other interest in any Person other than the Company’s ownership of the membership interests and capital stock of the Company Subsidiaries. The Company Subsidiaries are the only Subsidiaries of the Company. Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the capital stock or limited liability company interests (as applicable) in each Company Subsidiary, free and clear of any and all Liens, except for restrictions on transfer arising under applicable federal and state securities Laws.

3.3 No Conflict. Except as set forth in Section 3.3 of the Company Disclosure Schedule, neither the execution, delivery or performance by the Seller of this Agreement or any of the other Transaction Documents to which it is a party, nor the consummation of any of the transactions contemplated hereby or thereby, will (a) violate, conflict with, breach or constitute a default under (in each case, with or without the giving of notice, the lapse of time or both) any of the provisions of: (i) any of the Organizational Documents of the Company or any of the

Company Subsidiaries; (ii) any Material Contract; or (iii) any Law applicable to the Company or any of the Company Subsidiaries, or any of their respective properties or assets, or (b) give any Governmental Entity or Judicial Authority the right to challenge any of the Transactions under any applicable Law. Except as listed in Section 3.3 of the Company Disclosure Schedule, no consent of any other Person, no notice to any other party under any Material Contract or any Company Benefit Plan and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Entity or Judicial Authority is required to be made or obtained by the Company or any Company Subsidiary in connection with the execution and delivery by the Seller of this Agreement or any of the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.

3.4 Financial Statements; Absence of Undisclosed Liabilities.

(a) Attached as Section 3.4 of the Company Disclosure Schedule are copies of: (i) the unaudited consolidated balance sheet of the FiberNet Business as of December 31, 2009 and related unaudited statements of income, shareholders’ equity and cash flows for the year ended December 31, 2009 (the “Annual Financial Statements”); and (ii) the unaudited consolidated balance sheet of the FiberNet Business as of March 31, 2010 and the related unaudited statements of income, shareholders’ equity and cash flows for the three-month period ended March 31, 2010 (the “Stub Period Financial Statements” and, collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, in all material respects (other than the omission of footnotes and normal year-end adjustments, which adjustments, in the aggregate, will not be materially adverse), and present fairly, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flow of the FiberNet Business as of the applicable dates of, and for the periods referred to in, the Financial Statements. The Company, on behalf of itself and the Company Subsidiaries, maintains a system of internal accounting controls designed to provide reasonable assurance that: (A) transactions are executed in accordance with management’s authorizations; (B) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b) Except for liabilities incurred after March 31, 2010 in the ordinary course of business, the Company and the Company Subsidiaries have no Liabilities (whether known or unknown and whether absolute, accrued, contingent or otherwise) other than Liabilities reflected or reserved against in the Financial Statements.

3.5 Absence of Certain Changes. Since March 31, 2010, there has not been any event or change in, or with respect to, the FiberNet Business that has had a Material Adverse Effect. Except as: (x) set forth in Section 3.5 of the Company Disclosure Schedule or (y) expressly contemplated by this Agreement or the other Transaction Documents, from March 31, 2010 through the date of this Agreement, the Company and the Company Subsidiaries have conducted the FiberNet Business only in the ordinary course of business, and neither the Company nor any of the Company Subsidiaries has:

(a) entered into, amended or terminated any Material Contract (as defined in Section 3.6);

(b) made any capital expenditure(s) or entered into any commitment therefor that involve more than one hundred thousand dollars ($100,000) individually or four hundred thousand dollars ($400,000) in the aggregate;

(c) changed its authorized or issued capital stock or limited liability company interests (as applicable); declared or paid any dividend or made any distribution or other payment in respect of its capital stock or limited liability company interests (as applicable); split, combined or reclassified its capital stock or limited liability company interests (as applicable);

(d) amended any of its Organizational Documents;

(e) paid any bonuses, or increased any salaries or other compensation, to any of its directors, officers, employees or consultants, except for: (i) bonuses awarded and increases in salaries or other compensation made in the ordinary course of business consistent with past practice; and (ii) retention bonuses set forth in Section 3.5(e) of the Company Disclosure Schedule;

(f) paid any severance or termination pay to any director, officer, employee or consultant or entered into or amended any employment, severance or similar Contract with any director, officer, employee or consultant, or entered into any collective bargaining agreement;

(g) made any loan or advance to any Person, other than the extension of trade credit in the ordinary course of business and advances to officers and other employees in the ordinary course of business for travel and similar business expenses;

(h) entered into any transaction that would be required to be disclosed under Section 3.18 (Related Party Transactions);

(i) adopted, increased, accelerated or modified in any respect the schedule of payments or benefits under any Company Benefit Plan except as required by Law;

(j) sustained any material damage to or destruction or loss of any material property owned or used by the Company or any Company Subsidiary, whether or not covered by insurance, or waived or released any right of material value;

(k) incurred any Indebtedness or redeemed, retired or prepaid any Indebtedness, other than trade payables incurred in the ordinary course of business, or guaranteed the obligations or Liabilities of another Person;

(l) sold, encumbered or otherwise transferred any fiber related assets (including Fiber Contracts) or, outside the ordinary course of business, sold, encumbered or otherwise transferred any other tangible or intangible assets having a fair market value in excess of one hundred thousand dollars ($100,000) individually or four hundred thousand dollars ($400,000) in the aggregate;

(m) acquired or agreed to acquire, whether by merging or consolidating with any other Person, by way of any other business combination with any other Person, or by purchasing or exchanging any capital stock, limited liability company interests (as applicable) or assets of any other Person, or by any other means;

(n) commenced any Proceeding against any other Person or received written notice of the commencement of any Proceeding against the Company or any of the Company Subsidiaries, in each case involving more than one hundred thousand dollars ($100,000), or settled or compromised any such Proceeding;

(o) changed, in any material respect, any of its accounting methods;

(p) taken any action which, if it had been taken after the date hereof, would have required Purchaser’s consent under Section 6.2; or

(q) entered into any Contract to do any of the foregoing.

3.6 Material Contracts. Section 3.6 of the Company Disclosure Schedule sets forth a list of all of the following Contracts to which the Company or any Company Subsidiary is a party (collectively, the “Material Contracts”):

(a) any Contract under which the Company or any Company Subsidiary: (i) sold or purchased (or agreed to sell or purchase) products or services pursuant to which the aggregate payments due to or from the Company or any Company Subsidiary, respectively, in any one (1) year period during the four (4) year period ending on the date of this Agreement was equal to or exceeded two hundred fifty thousand dollars ($250,000); or (ii) anticipates selling or purchasing products or services, in which the aggregate payments due to or from the Company or any of the Company Subsidiaries, respectively, during the one (1) year period after the date of this Agreement for such products or services are reasonably expected to equal or exceed two hundred fifty thousand dollars ($250,000);

(b) any Contract for the employment of any executive or other employee (including severance, retention or related Contracts) of the Company or any Company Subsidiary (which shall, for the avoidance of doubt, not include non-binding offer letters and similar non-binding documents);

(c) any Contract under which the Company or any Company Subsidiary has agreed to indemnify any third Person with respect to, or to otherwise share, the Liability of any third Person for Taxes, other than Contracts with suppliers or customers in the ordinary course in which no payments on account of Liabilities for Taxes have been made or incurred or are reasonably expected to be made or incurred;

(d) any Contract (or group of related Contracts) involving a commitment by the Company or any Company Subsidiary to make a capital expenditure or leasehold improvement or series of capital expenditures or leasehold improvements or to purchase any capital asset(s) for at least one hundred thousand dollars ($100,000);

(e) any Contract that contains a covenant not to compete that limits or will limit the Company or any of the Company Subsidiaries from engaging in the FiberNet Business (as currently conducted) in any geographic market;

(f) any lease or similar agreement pursuant to which: (i) the Company or any Company Subsidiary is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of twenty-five thousand dollars ($25,000); (ii) the Company or any Company Subsidiary is the lessor of, or makes available for use by any third Person, any tangible personal property owned by it for an annual rent in excess of twenty-five thousand dollars ($25,000); or (iii) the Company or any Company Subsidiary is the lessee of, or holds or uses, any real property owned by any third Person for an annual rent in excess of twenty-five thousand dollars ($25,000);

(g) any Contract establishing or agreeing to establish a partnership or joint venture;

(h) any asset purchase agreements, stock purchase agreements, and other acquisition or divestiture agreements, including any Contracts relating to the sale, lease or disposal of any material properties or assets of the Company or any Company Subsidiary, for consideration in excess of one hundred thousand dollars ($100,000);

(i) any Contract relating to Indebtedness other than trade payables incurred in the ordinary course of business;

(j) any Contract under which the Company or any Company Subsidiary has directly or indirectly guaranteed any Liabilities of another Person;

(k) any collective bargaining agreement;

(l) any Contract with respect to the issuance of any equity or debt securities of the Company or any Company Subsidiary;

(m) any Fiber Contract;

(n) any other material Contract not made in the ordinary course of business; and

(o) any commitments or Contracts to enter into any of the foregoing.

Except as set forth in Section 3.6 of the Company Disclosure Schedule, all Material Contracts are legally valid and binding obligations of the Company or the applicable Company Subsidiary, enforceable against the Company or the applicable Company Subsidiary, as the case may be, in accordance with their terms, and, to the Knowledge of the Company, are legally valid and binding obligations of the other respective parties thereto, enforceable against such other parties in accordance with their terms, subject, in each such case, to the Equitable Exceptions, and are in full force and effect as of the date hereof. Except as set forth in Section 3.6 of the Company Disclosure Schedule: (i) neither the Company nor the applicable Company Subsidiary is in material breach of, or default under, any Material Contract; and (ii) to the Company’s Knowledge, no other party to any Material Contract is in material breach thereof or default thereunder.

3.7 Litigation. Except as set forth on Section 3.7 of the Company Disclosure Schedule, as of the date hereof, there is no material Proceeding pending or, to the Knowledge of the Company, threatened in writing against (a) the Company or any of the Company Subsidiaries, any of their respective properties, or any of their respective officers or directors (in their capacities as such) or (b) that seeks restraint, prohibition, damages or other relief in connection with this Agreement, the other Transaction Documents to which the Seller is a party or the Transactions, and, to the Knowledge of the Company, there are no existing facts or circumstances that would reasonably be expected to result in such a material Proceeding. Neither the Company nor any of the Company Subsidiaries is subject to any outstanding Order that adversely affects the FiberNet Business in any material respect.

3.8 Taxes.

(a) Each of the Parent Company, the Seller, the Company and the Company Subsidiaries has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. Each of the Parent Company, the Seller, the Company and the Company Subsidiaries has timely paid all Taxes that were due and payable (whether or not shown on any Tax Return).

(b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, neither the Parent Company, the Seller, the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax Authority in a jurisdiction where the Parent Company, the Seller, the Company or any of the Company Subsidiaries does not file a Tax Return that the Parent Company, the Seller, the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable) upon any of the assets of the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries have each withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) There is no audit, examination, dispute, or Proceeding pending or, to the Knowledge of the Company, threatened with respect to, or claim or assessment asserted or threatened concerning, any Taxes of the Parent Company, the Seller, the Company or any of the Company Subsidiaries.

(d) The Seller has delivered to the Purchaser copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Parent Company, the Seller, the Company or any of the Company Subsidiaries since January 1, 2008. Neither the Parent Company, the Seller, the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is in effect.

(e) Neither the Seller, the Company nor any of the Company Subsidiaries is a party to, is bound by, or has any obligation under, any tax allocation, sharing, indemnity or similar agreement, or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income, or taxable losses of any other Person. Neither the Seller, the Company nor any of the Company Subsidiaries: (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group, the common parent of which was the Parent Company or the Seller); or (ii) has any liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise. All Income Taxes owed by any affiliated group have been paid for each taxable period during which any of the Seller, the Company or the Company Subsidiaries was a member of the group or the Tax Return for such group included the operations and activities of the Seller, the Company or the Company Subsidiaries.

(f) Neither the Company nor any of the Company Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(g) Neither the Company nor any of the Company Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law).

(h) Neither the Parent Company, the Seller, the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(i) None of the assets of the Company and the Company Subsidiaries constitutes Tax-exempt bond financed property or Tax-exempt use property within the meaning of Section 168 of the Code. None of the assets of the Company and the Company Subsidiaries is subject to a lease, safe harbor lease or other arrangement as a result of which the Seller is not treated as the owner of such asset for U.S. federal income Tax purposes.

(j) Neither the Parent Company, the Seller, the Company nor any of the Company Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section1.6011-4(b)(1) of the Treasury Regulations.

(k) Neither the Parent Company, the Seller, the Company nor any of the Company Subsidiaries has any item which relates to the assets, liabilities, operations and activities of the Seller, the Company or the Company Subsidiaries that would be reported on the IRS Form described in IRS Announcement 2010-9, 2010-7 I.R.B. 408, Announcement 2010-17, 2010-13 I.R.B. 515, and Announcement 2010-30, 2010-19 I.R.B. 668, if such IRS Form was required to be filed by the Parent Company, the Seller, the Company or any of the Company Subsidiaries immediately prior to the Closing Date.

(l) Each of the Company and the Company Subsidiaries that is an “eligible entity” within the meaning of Treasury Regulation Section 301.7701-3(a) has not elected to be classified as an association and thus a corporation for Income Tax purposes.

(m) Section 3.8(m) of the Company Disclosure Schedule sets for the following information with respect to each of the Company and the Company Subsidiaries that is treated as a corporation for Income Tax purposes, as of the Closing giving effect to the consummation of the transactions contemplated hereby: (i) the Tax basis of such entity in its assets; (ii) the amount of any excess loss account; (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, or unused foreign tax credit; and (iv) the amount of any deferred gain or loss allocable to such entity.

3.9 Employee Benefit Plans.

(a) Copies of all documents comprising Company Benefit Plans, including all plan documents, trusts, insurance contracts and other funding arrangements and summary plan descriptions (and material modifications thereto), as applicable, and summaries of any Company Benefit Plans that are not in writing, and the most recent annual report on IRS Form 5500 and IRS determination letter, if applicable, have been made available to the Purchaser and are listed in Section 3.9 of the Company Disclosure Schedule.

(b) All Company Benefit Plans are valid and binding and in full force and effect and there are no material defaults thereunder. Each Company Benefit Plan complies in form with, and has been administered in compliance with, in each case in all material respects, its terms and all applicable provisions of ERISA, the Code, and other applicable Law. Each

Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust is exempt from taxation under Section 501(a) of the Code and, to the Knowledge of the Company, no event or condition exists or has occurred that would cause the IRS to disqualify any such Company Benefit Plan. Except as otherwise disclosed in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries provides any retiree health, life or other welfare benefits under any Company Benefit Plan (excluding continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended). There are no pending or, to the Knowledge of the Company, threatened material actions, liens, claims or Proceedings relating to the Company Benefit Plans (other than routine claims for benefits payable in the ordinary course). Neither the Company nor any Company Subsidiary has any material liability with respect to any Company Benefit Plan for any Tax or penalty imposed by either Section 4975 or 4980B of the Code or Section 502(i), 502(c), 502(1) and 601 through 608 of ERISA.

(c) Other than as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary nor any ERISA Affiliate has ever sponsored, contributed to or had any material liability with respect to (i) any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA which is or was subject to Title IV of ERISA or Sections 412 or 430 of the Code or Section 302 of ERISA, (ii) any multiemployer plan as defined in Section 414(f) of the Code or Sections 3(37) or 4001(a)(31) of ERISA, (iii) any multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA, or (iv) any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. No assets of the Company or any Company Subsidiary are subject to any lien under Section 302(f) of ERISA or Sections 412(n) or 430(k) of the Code.

(d) All material contributions and other payments or premiums required to be made, and required claims to be paid, under the terms of any Company Benefit Plan have been timely made or, with respect to those not yet due, reserves established therefor on the Financial Statements, which reserves are, adequate in all material respects. All such contributions and payments were fully deductible and not subject to any excise taxes under the Code.

(e) With respect to each Company Benefit Plan, to the Knowledge of the Company, there exists no condition or set of circumstances that could subject the Company or any Company Subsidiary to any material liability arising under the Company Benefit Plan or the Code, ERISA or any other applicable Law (including any material liability to or under any such plan or under any indemnity agreement to which the Company or any Company Subsidiary is a party) other than claims for benefits in the ordinary course and consistent with the terms of the respective Company Benefit Plan.

(f) Each Company Benefit Plan complies in form with, and has been operated in compliance with, in all material respects, the applicable provisions of Section 409A of the Code, and no Company Benefit Plan is subject to material additional taxes, interest or penalties as a result of non-compliance with Section 409A of the Code. Except as set forth in Section 3.9 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former director, officer, employee or consultant of the Company or any Company Subsidiary to any severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former director, officer, employee or consultant of the Company or any Company Subsidiary; or (iii) constitute or involve a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), a breach of fiduciary responsibility (within the meaning of Section 502(l) of ERISA) or a violation of Part 4 of Subtitle B of Title I of ERISA.

3.10 Labor Matters.

(a) Neither the Company nor any Company Subsidiary has any employees. All individuals providing employment related services to the Company and the Company Subsidiaries are employed by the Management Company.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are, and have been since January 1, 2008, in compliance in all material respects with all applicable Laws respecting employment and employment practices and terms and conditions of employment, including Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, 42 U.S.C.§ 1981, the Occupational Safety and Health Act, and all other such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, there are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which it is otherwise bound. Neither the Company nor any Company Subsidiary has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any Company Subsidiary. Other than as set forth in Section 3.10(c) of the Company Disclosure Schedule, there are no complaints, charges, or claims against the Company or any Company Subsidiary pending, or to the Knowledge of the Company, threatened, to be brought or filed by an employee of the Company or any Company Subsidiary, with any Governmental Entity or Judicial Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or any individual by the Company or any Company Subsidiary. There are no representation petitions or similar petitions or requests for representation pending, or to the Knowledge of the Company, threatened, before a labor relations board or other federal, state, or local agency in connection with any persons employed by the Company or the Company Subsidiaries.

(d) Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has effectuated: (i) any “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or any Company Subsidiary; or (ii) any “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary.

3.11 Real Property and Tangible Assets.

(a) Neither the Company nor any Company Subsidiary owns any real property. Section 3.11(a) of the Company Disclosure Schedule sets forth all real property leased by the Company or any Company Subsidiary (the “Leased Real Property”). Copies of all leases (including collocation agreements) for Leased Real Property (the “Real Property Leases”) have been provided by the Seller to the Purchaser. With respect to each such parcel of Leased Real Property, except as set forth in Section 3.11(a) of the Company Disclosure Schedule, no condition exists or event, act or omission has occurred which, with or without notice, lapse of time or both, would constitute a default by the Company or any Company Subsidiary or a basis of force majeure or other claim of excusable delay or nonperformance under the Real Property Lease applicable to such parcel of Leased Real Property.

(b) Except for routine easements, rights of way, and other similar real estate interests, the Leased Real Property constitutes all interests in real property currently used by the Company and the Company Subsidiaries in operating the FiberNet Business. The Company and the Company Subsidiaries own, lease or have the right to use all easements, rights of entry and rights-of-way which are necessary to the conduct of the FiberNet Business as currently conducted. The Company and the Company Subsidiaries have good and valid title to, or a valid leasehold, subleasehold or license in, as applicable, all tangible assets (both real, including the Leased Real Property, and personal) necessary for or used in the conduct of the FiberNet Business, as presently conducted, free and clear of all Liens.

(c) Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, all of the tangible assets of the Company and the Company Subsidiaries (i) conform in all material respects to all applicable Laws relating to their use and operation and (ii) are in good operating condition and repair, subject to ordinary wear and tear, and are fit for use in accordance with the past practice of the Company and the Company Subsidiaries.

(d) Except as disclosed in Section 3.11(d) of the Company Disclosure Schedule, the Company and the Company Subsidiaries own or possess all assets, properties or rights that are necessary for the conduct of the FiberNet Business.

3.12 Intellectual Property. Section 3.12 of the Company Disclosure Schedule lists and briefly describes all Intellectual Property. The Intellectual Property constitutes all patents, trademarks, tradenames, copyrights, licenses, computer software, domain names or data (other than widely-available software subject to “shrink-wrap” or “click-through” software licenses) or applications therefor owned by or registered in the name of, and all material unregistered trademarks and material unregistered copyrights owned, held or used by the Company, any Company Subsidiary or the FiberNet Business. The Company has provided to the Purchaser copies of all license agreements to which the Company or any Company Subsidiary is a party, either as licensor or licensee, with respect to any Intellectual Property necessary for the conduct of the FiberNet Business, as presently conducted or proposed to be conducted by the Company and the Company Subsidiaries, except for widely-available software subject to “shrink-wrap” or “click-through” software licenses. Except as set forth on Section 3.12 of the Company Disclosure Schedule, the Company or the applicable Company Subsidiary has good title to or the right to use, free and clear of all Liens, such Intellectual Property and all inventions, processes, designs, formulae, trade secrets and know how necessary for the conduct of, or used in, the FiberNet Business, as presently conducted by the Company and the Company Subsidiaries, without the payment of any royalty or similar payment. To the Company’s Knowledge, neither the Company nor any Company Subsidiary is infringing on any patent right, tradename, copyright, trademark right or other intellectual property right of any other Person and, to the Company’s Knowledge, no other Person is infringing, in any material respect, upon any rights of the Company or any Company Subsidiary in or to the Intellectual Property.

3.13 Environmental Matters.

(a) The Company and each of the Company Subsidiaries currently conducts the FiberNet Business in compliance, in all material respects, with applicable Environmental Laws and each has, in the past, conducted the FiberNet Business in compliance, in all materials respects, with all applicable Environmental Laws.

(b) Neither the Company nor any of the Company Subsidiaries has engaged in or permitted any operations or activities upon, or any use or occupancy of, any of their respective past or present facilities or properties or, to the Company’s Knowledge, are any facilities adjacent to any past or present facilities or properties of any of the Company or any of the Company Subsidiaries used, for the purpose of or in any way involving the testing, investigation, handling, treatment, storage, release, discharge, dumping, removal or disposal of any Hazardous Substances, other than in the normal course of telecommunications business operations operating in compliance, in all material respects, with applicable Environmental Laws. There are no Hazardous Substances presently deposited, stored or otherwise located on, under, in or about any of the respective past or present facilities or properties of the Company or any of the Company Subsidiaries, except such quantities of Hazardous Substances normally associated with telecommunications business operations which are properly being handled and stored in compliance, in all material respects, with applicable Environmental Laws. Neither the Company nor any of the Company Subsidiaries has assumed, contractually or by operation of Law, any material Liabilities under any Environmental Law. Neither the Company nor any of the Company Subsidiaries has received any notice or report, and the Company does not otherwise have any Knowledge, regarding any actual or alleged material violation of, or material non-compliance with, any Environmental Laws, or of any material Liabilities or Claims or potential material Liabilities or Claims under any Environmental Laws, including any actual or alleged material investigatory, remedial or corrective obligations under such laws, in each case relating to the Company or any of the Company Subsidiaries or any of their respective past or present facilities, operations, or properties or any facilities adjacent to any past or present facilities or properties of any of the Company or any of the Company Subsidiaries.

(c) No Permits under any Environmental Laws are necessary for the Company and the Company Subsidiaries to conduct the FiberNet Business, as presently conducted by the Company and the Company Subsidiaries, in compliance, in all material respects, with applicable Environmental Laws.

3.14 Insurance. The Company and the Company Subsidiaries are insured against such risks, and subject to exclusions conditions and deductible amounts, as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Set forth on Section 3.14 of the Company Disclosure Schedule is a complete and correct list as of the date hereof of all insurance policies maintained by the Company and the Company Subsidiaries. The Company has provided to the Purchaser copies of all such insurance policies. All such insurance policies are: (a) in full force and effect; and (b) sufficient for compliance by the Company and the Company Subsidiaries with all requirements of applicable Law and of all Material Contracts that require particular levels of insurance coverage. Neither the Company nor any Company Subsidiary has, within the last two (2) years, received: (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights; or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

3.15 Compliance with Laws; Permits.

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, the FiberNet Business has since January 1, 2008 been conducted, and is currently being conducted, in compliance, in all material respects, with applicable Laws. Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, since January 1, 2008, there has not existed any investigation, review or proceeding by any Governmental Entity with respect to the Company or any Company Subsidiary in relation to any alleged material violation of Law, and no such investigation, review or proceeding is now pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same. Neither the Company nor any Company Subsidiary is a party to any consent or similar Contract that: (i) materially restricts the conduct of the FiberNet Business; or (ii) would otherwise reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect.

(b) The Company and the Company Subsidiaries have obtained all Permits necessary to conduct the FiberNet Business in compliance, in all material respects, with applicable Law (the “Company Permits”) and all of the Company Permits are valid and in full force and effect. A list of all Company Permits is set forth in Section 3.15(b) of the Company Disclosure Schedule. No material defaults or material violations exist or have been recorded in respect of any of the Company Permits. No Proceeding is pending or, to the Knowledge of the Company, threatened, concerning the revocation, limitation or non-renewal of any Company Permit. Assuming receipt by the parties of all of the Required Seller Governmental Approvals, none of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.

(c) Notwithstanding anything to the contrary in this Section 3.15, the parties agree and acknowledge that this Section 3.15 does not relate to Telecom Law or any Permits thereunder, which are addressed by Section 3.16.

3.16 Telecom Law.

(a) Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, the FiberNet Business is being conducted by the Company and the Company Subsidiaries in compliance, in all material respects, with applicable Telecom Law and each has, in the past, conducted the FiberNet Business in compliance, in all material respects, with applicable Telecom Law. Since January 1, 2008 there has not existed any investigation, review or Proceeding by the FCC or any State PUC with respect to the FiberNet Business in relation to any actual or alleged material violation of Telecom Law, and there is not now pending or, to the Company’s Knowledge, is there threatened, any such investigation, review or proceeding, nor has the Company or any of the Company Subsidiaries received any written or, to the Company’s Knowledge, oral notice from the FCC or any State PUC indicating an intention to conduct the same.

(b) The Company and each Company Subsidiary has obtained all Permits necessary to conduct the FiberNet Business in compliance, in all material respects, with applicable Telecom Laws (the “Company Telecom Permits”) and all of the Company Telecom Permits are valid and in full force and effect. Section 3.16(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Telecom Permits. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in material violation of any of the terms, conditions and requirements of any of the Company Telecom Permits. Copies of all of the Company Telecom Permits have been provided by the Seller to the Purchaser. There is no Proceeding pending or, to the Company’s Knowledge, threatened, that: (i) questions or contests the validity of, or seeks the revocation, non-renewal or suspension of, any Company Telecom Permit; or (ii) seeks the imposition of any material condition, administrative sanction, modification or amendment with respect to any Company Telecom Permit, other than such condition, modification, or amendment that would also be imposed on similarly situated holders of Permits. Except for the Required Seller Governmental Approvals, no Consent under any of the Company Telecom Permits is required to be obtained under applicable Telecom Law in connection with the Transactions.

3.17 Certain Payments. To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries or any of their respective directors, officers, agents or employees (in their capacities as such) has: (a) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of the Foreign Corrupt Practices Act of 1977, as amended; or (b) made any other unlawful payment, gift or contribution, in each case for the purpose of: (x) obtaining favorable treatment in securing business; (y) paying for favorable treatment for business secured; or (z) obtaining special concessions or for special concessions already obtained.

3.18 Related Party Transactions.

(a) Other than pursuant to employment agreements and arrangements entered into in the ordinary course of business, neither the Company nor any of the Company Subsidiaries is party to any direct or indirect business arrangement or relationship with any director, officer or other employee of the Company or any of the Company Subsidiaries. No director, officer or other employee of the Company or any of the Company Subsidiaries personally owns, directly or indirectly, any material property or right (whether tangible or intangible) that is used by the Company or any of the Company Subsidiaries. Other than obligations to pay compensation arising in the ordinary course of business, there are no debts or other obligations owed by the Company or any of the Company Subsidiaries to any director, officer or other employee of the Company or any Company Subsidiary.

(b) Section 3.18 of the Company Disclosure Schedule lists: (i) each Contract between the Company and/or a Company Subsidiary, on the one hand, and the Seller and/or an Affiliate of the Seller (other than the Company or a Company Subsidiary), on the other hand, and (ii) each other arrangement for the provision of material goods or material services between the Company and/or a Company Subsidiary, on the one hand, and the Seller and/or an Affiliate of the Seller (other than the Company or a Company Subsidiary), on the other hand (collectively, “Intercompany Transactions”).

3.19 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, the Seller does not make any express or implied representation or warranty concerning the Company or any of the Company Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser, subject to the exceptions set forth in the Company Disclosure Schedule, as follows:

4.1 Existence; Good Standing; Authority; Enforceability.

(a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and operate its properties and to conduct its business as now conducted. The Seller is duly licensed or qualified to do business as a foreign entity and is in good standing under the laws of each other jurisdiction in which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement.

(b) The Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance by the Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller, and no other corporate authorization or proceedings on the part of the Seller are required therefor.

(c) This Agreement and each other Transaction Document to which the Seller is a party has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser and the other parties thereto (as applicable), each constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except for the Equitable Exceptions.

4.2 No Conflict. Except as set forth in Section 4.2 of the Company Disclosure Schedule, neither the execution, delivery or performance by the Seller of this Agreement or any of the other Transaction Documents to which it is a party, nor the consummation of any of the transactions contemplated hereby or thereby, will: (a) violate, conflict with, breach or constitute a default under (in each case, with or without the giving of notice, the lapse of time or both) any of the provisions of: (i) any of the Organizational Documents of the Seller; (ii) any material Contract to which the Seller is a party; or (iii) any Law applicable to the Seller or any of its properties or assets; or (b) give any Governmental Entity or Judicial Authority the right to challenge any of the Transactions under any applicable Law. Except as listed in Section 4.2 of the Company Disclosure Schedule, no consent of any other Person (including the requisite lenders under the Credit Agreement), no notice to any other party under any Contract that is material to the Seller (including the Credit Agreement, the consent of the requisite lenders thereunder has been obtained and provided to the Purchaser prior to the date hereof) and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Entity or Judicial Authority is required to be made or obtained by the Seller in connection with the execution and delivery by the Seller of this Agreement or any of the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.

4.3 Title to Equity Interests. The Seller is the sole and lawful record and beneficial owner of the Equity Interests and has good, valid and marketable title to the Equity Interests, free and clear of any and all Liens, except as set forth in Section 4.3 of the Company Disclosure Schedule. Except as set forth in Section 4.3 of the Company Disclosure Schedule, there are no Contracts between the Seller and any other Person with respect to the acquisition, disposition or voting of, or any other matters pertaining to, any of the Equity Interests or any other equity interests of the Company.

4.4 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions for which the Purchaser, the Company or the Company Subsidiaries may become liable.

4.5 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Seller does not make any express or implied representation or warranty concerning itself.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller, subject to the exceptions set forth in the Purchaser Disclosure Schedule, as follows:

5.1 Existence; Good Standing; Authority; Enforceability.

(a) The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite power and authority to own and operate its properties and to conduct its business as now conducted. The Purchaser is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each other jurisdiction under which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have a material adverse effect upon on the ability of the Purchaser to perform its obligations under this Agreement.

(b) The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of the Purchaser, and no other corporate authorization or proceedings on the part of the Purchaser are required therefor.

(c) This Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Seller and the other parties thereto (as applicable), each constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except for the Equitable Exceptions.

5.2 No Conflict. Except as set forth in Section 5.2 of the Purchaser Disclosure Schedule, neither the execution, delivery or performance by the Purchaser of this Agreement nor the consummation by the Purchaser of the Transactions to which it is a party will: (a) violate, conflict with, breach or constitute a default under (in each case, with or without the giving of notice, the lapse of time or both), any of the provisions of: (i) any of the Organizational Documents of the Purchaser; (ii) any material Contract to which the Purchaser is a party, or by which the Purchaser or any of its properties is bound; or (iii) any Law applicable to the Purchaser or any of its properties or assets; or (b) give any Governmental Entity or Judicial Authority the right to challenge any of the Transactions under any applicable Law. Except as listed in Section 5.2 of the Purchaser Disclosure Schedule, no consent of any other Person, no notice to any other party under any material Contract to which the Purchaser is a party and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Entity or Judicial Authority is required to be made or obtained by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or any of the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, the Purchaser knows of no fact or circumstance relating to the Purchaser that would prevent the issuance of any Required Seller Governmental Approvals.

5.3 Investment Representations. The Purchaser was not formed for the purpose of acquiring the Equity Interests. The Purchaser is purchasing the Equity Interests for investment purposes and not with a present view to, or for sale in connection with, any distribution thereof, within the meaning of the Securities Act. The Purchaser acknowledges that the Equity Interests have not been registered under the Securities Act or qualified under applicable state securities laws and understands the restrictions on resale of the Equity Interests imposed by the Securities Act and such applicable state securities laws. The Purchaser also acknowledges that the Seller has no obligation to register the Equity Interests, that there is presently no public market for the Equity Interests, that there may never be a public market for the Equity Interests, and that, even if such a market develops, the Purchaser may never be able to sell or dispose of such Equity Interests and, accordingly, the Purchaser must bear the economic risk of this investment potentially indefinitely. The Purchaser is an “accredited investor,” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act.

5.4 Resources to Consummate the Closing. The Purchaser: (a) at the Closing, will have the financial resources to be able to pay the full Purchase Price in cash as required by this Agreement and any expenses incurred by it in connection with the Transactions, without being required to borrow or otherwise finance any such funds; (b) at the Closing, will have the resources and capabilities (financial or otherwise) to otherwise perform its obligations hereunder, and (c) has not, and at the Closing will not have, incurred any obligation, commitment, restriction or liability of any kind, in each case that would impair or adversely affect such resources and capabilities.

5.5 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions for which the Seller may become liable.

5.6 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, the Purchaser does not make any express or implied representation or warranty concerning itself.

ARTICLE VI

COVENANTS

6.1 Affirmative Covenants. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement (the “Pre-Closing Period”), the Seller shall cause the Company and the Company Subsidiaries to conduct the FiberNet Business in the ordinary course of business (except as otherwise expressly contemplated by this Agreement) and to use commercially reasonable efforts to preserve substantially intact the FiberNet Business, keep available the services of its current officers and other employees, and maintain its relations and goodwill with vendors, customers and other Persons having business relationships with the Company and the Company Subsidiaries.

6.2 Negative Covenants Concerning the Company and the Company Subsidiaries. During the Pre-Closing Period, without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed), except as otherwise expressly contemplated by this Agreement, the Seller agrees to cause each of the Company and each of the Company Subsidiaries to not:

(a) enter into, amend or terminate any Material Contract;

(b) make any capital expenditure or enter into any commitment therefor that involves more than one hundred thousand dollars ($100,000) individually or four hundred thousand dollars ($400,000) in the aggregate;

(c) change its authorized or issued capital stock or limited liability company interests (as applicable); issue or grant any debt security, warrant, option, right to purchase or similar right regarding its capital stock or limited liability company interests (as applicable); purchase, redeem, retire or otherwise acquire any of its capital stock or limited liability company interests (as applicable); declare or pay any dividend or make any distribution or payment in respect of its capital stock or limited liability company interests (as applicable); split, combine or reclassify its capital stock or limited liability company interests (as applicable); provided, however, that Seller shall be entitled to cause the Company and the Company Subsidiaries to make cash distributions to their respective corporate parents immediately prior to Closing (any such cash distributions shall be reflected in the Preliminary NWC Statement, the Post-Closing NWC Statement and the Final Post-Closing NWC Statement);

(d) amend any of its Organizational Documents;

(e) pay any bonuses, or increase any salaries or other compensation, to any of its directors, officers, employees or consultants, except for: (i) bonuses to be awarded and increases in salaries or other compensation to be made in the ordinary course of business consistent with past practice; and (ii) retention bonuses set forth in Section 6.2(e) of the Company Disclosure Schedule.

(f) pay any severance or termination pay to any director, officer, employee or consultant or enter into or amend any employment, severance or similar Contract with any director, officer, employee or consultant, or enter into or amend any collective bargaining agreement;

(g) including with respect to the Parent Company and the Seller, make, change, or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(h) make any loan or advance to any Person, other than the extension of trade credit in the ordinary course of business and advances to officers and other employees in the ordinary course of business for travel and similar business expenses;

(i) enter into any transaction that would be required to be disclosed under Section 3.18 (Related Party Transactions);

(j) adopt, increase, accelerate or modify the schedule of payments or benefits under any Company Benefit Plan except as required by Law;

(k) terminate the employment of any officer of the Company or Company Subsidiary;

(l) incur any Indebtedness or redeem or prepay in advance of maturity any Indebtedness, other than trade payables incurred in the ordinary course of business, or guarantee of the obligations of another Person;

(m) sell, encumber or otherwise transfer any fiber related assets (including Fiber Contracts) or, outside the ordinary course of business, sell, encumber or otherwise transfer any other tangible or intangible assets having a fair market value in excess of one hundred thousand dollars ($100,000) individually or four hundred thousand dollars ($400,000) in the aggregate;

(n) acquire or agree to acquire by merging or consolidating with, or by way of any other business combination, or by purchasing or exchanging any capital stock, other equity interests or assets of, or by any other manner, any other Person;

(o) commence any Proceeding against any other Person involving more than fifty thousand dollars ($50,000), or settle or compromise any such Proceeding;

(p) change, in any material respect, any of the accounting methods of the Company or Company Subsidiaries;

(q) deviate in any material respect from, the schedule of planned capital expenditures of the Company and the Company Subsidiaries, a copy of which is included in Section 6.2(q) of the Company Disclosure Schedule;

(r) hire any employees; or

(s) enter into any Contract to do any of the foregoing.

6.3 Negative Covenant Concerning the Seller. During the Pre-Closing Period, the Seller agrees to not transfer the Equity Interests or subject the Equity Interests to any Lien.

6.4 Access to Information. Except as precluded by any confidentiality agreement or similar agreement or arrangement between the Company or any Company Subsidiary, on the one hand, and any third Person, on the other hand, or pursuant to applicable Law, during the Pre-Closing Period the Seller shall cause the Company and the Company Subsidiaries to provide the Purchaser and its Affiliates, and its and their respective officers, employees, accountants, counsel, financial advisers and other representatives, with access during regular business hours upon reasonable prior notice to the facilities and books and records (including Contracts) of the Company and the Company Subsidiaries.

6.5 Confidentiality.

(a) The Mutual Non-disclosure Agreement dated April 6, 2010 by and between the Seller and the Purchaser is hereby terminated. During the Pre-Closing Period and, if this Agreement is terminated without the Transactions being consummated, for two (2) years after such termination, the Purchaser shall not, except as and to the extent required by Law, use for any purpose other than in connection with the consummation of the Transactions (including disclosures to those of its directors, officers and employees and representatives of its legal, accounting and financial advisors) or disclose to the detriment of the Company or any Company Subsidiary, or the Seller, any Confidential Information with respect to the Company or the Seller provided, or to be provided, by the Company, any Company Subsidiary or the Seller or any of their respective Affiliates, partners, directors, officers, consultants, employees, agents, representatives or stockholders, including any information provided pursuant to Section 6.4 (collectively, the “Company Supplied Information”). If the Purchaser is required by Law to disclose any Company Supplied Information by or to any Judicial Authority or Governmental

Entity, the Purchaser shall, prior to such disclosure, to the extent legally permitted, promptly notify the Seller of such requirement. The Seller shall have the right, at its expense, to object to such disclosure and to seek confidential treatment of any Company Supplied Information to be disclosed on such terms as it shall determine and, while the Seller objects and seeks confidential treatment, the Purchaser shall, so long as it may lawfully do so, not disclose such Company Supplied Information.

(b) Upon the termination of this Agreement pursuant to Article IX, the Seller may deliver a written request to the Purchaser for the return or destruction of the Company Supplied Information. Upon receipt of such written request, the Purchaser shall, in accordance with the Seller’s direction, promptly either: (i) return to the Seller or (ii) destroy any such Company Supplied Information in its possession, and shall, in either case, certify in writing to the Seller that it has done so.

6.6 Regulatory and Other Authorizations.

(a) Generally. During the Pre-Closing Period, the Purchaser shall, and the Seller shall (and shall cause the Company and the Company Subsidiaries to), in good faith and in a reasonably timely manner, use their respective commercially reasonable efforts to: (i) take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions; and (ii) cause the Closing conditions contained in Article VIII applicable to such Person to be satisfied. Without limiting the generality of the foregoing, the Purchaser shall, and the Seller shall (and shall cause the Company and the Company Subsidiaries to), in good faith and in a reasonably timely manner, use their respective commercially reasonable efforts to cause all Consents listed in Sections 3.3, 4.2 and 11.17(c) of the Company Disclosure Schedule to be obtained on or prior to the Closing Date; provided, however, that the Seller will afford the Purchaser the opportunity to review, approve and revise the form of any such Consent prior to delivery to the applicable third party, such approval not to be unreasonably withheld or delayed. With respect to the contracts listed as items #9 and 12 on Section 3.3 of the Company Disclosure Schedule (collectively, the “Relevant Contracts”), the Seller shall (and, prior to the Closing, shall cause the Company and the Company Subsidiaries to) use commercially reasonable efforts to assist the Purchaser in obtaining from the counterparty to each Relevant Contract either: (i) an amendment to clarify that, from and after the Closing, the Purchaser and its Affiliates (including the Company and the Company Subsidiaries), on the one hand, and the Seller and its Affiliates (including the Parent Company), on the other hand, shall each not be responsible for the other’s actions or omissions under such Relevant Contract; or (ii) a new contract between such counterparty, on the one hand, and the Company and the Company Subsidiaries, on the other hand, that is identical in all respects to such Relevant Contract, with the sole exception being that the Seller and its Affiliates (including the Parent Company) will not be parties thereto (collectively, the “Relevant Contract Amendments/New Contracts”). For the avoidance of doubt, the parties agree and acknowledge that the Purchaser having received the Relevant Contract Amendments/New Contracts shall not be a condition to the Purchaser’s obligation to consummate the Closing. All consent or similar fees required to be paid by the Seller, the Company or any Company Subsidiary to contractual counterparties as a condition to receiving their consents will be paid by the Seller. Except as otherwise permitted in this Section 6.6, the parties will not take, or fail to take, any action that will have the effect of delaying, impairing or impeding the Consents listed in Sections 3.3, 4.2 and 11.17(c) of the Company Disclosure Schedule from being obtained on or prior to the Closing Date.

(b) HSR. If necessary, the Purchaser and the Seller shall: (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within seven (7) Business Days after the date of this Agreement; (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by each of them from the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Entity in respect of such filings or such transactions; (iii) seek early termination of filings under the HSR Act; and (iv) use commercially reasonable efforts to cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Entity with respect to any such filing. The Purchaser and the Seller shall each pay fifty percent (50%) of the filing fees required to be paid under the HSR Act in connection with such filings. The Purchaser and the Seller shall, to the extent permissible under applicable law: (i) use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the HSR Act in connection with the Transactions and otherwise coordinate their efforts in connection with such filing; (ii) promptly inform the other party of any material written or oral communication with any Governmental Entity regarding any such filing or additional request (which shall include copies of any such written communications); and (iii) otherwise reasonably consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings under the HSR Act.

(c) FCC and State PUCs.

(i) Within five (5) Business Days after the date of this Agreement, the parties shall commence preparing the necessary applications, notifications and related filings for obtaining the Required Seller Governmental Approvals from FCC and State PUCs, and such applications, notifications, and related filings shall be filed with the applicable authorities as soon as reasonably practicable thereafter but in no event later than ten (10) Business Days after execution of this Agreement. Each party shall provide the other party with all information necessary for the preparation of such applications, notifications and filings on a timely basis, including those portions of such applications, notifications and filings which are required to be completed by each party. Counsel to the Purchaser shall prepare the initial draft of the applications, notifications and filings for review and comment by the Seller but all such applications, notifications and filings shall only be submitted to the applicable Governmental Entity in a form reasonably acceptable to both the Purchaser and the Seller.

(ii) Subject to the terms and conditions of this Agreement, each of the parties shall use commercially reasonable efforts to prosecute the FCC and State PUC applications in good faith and with due diligence before the FCC and the State PUCs and, in connection therewith, take such actions as may be necessary or reasonably required in connection with the applications, including furnishing to the FCC and the State PUCs any documents, materials, or other information requested by the FCC and the State PUCs in order to obtain the Required Seller Governmental Approvals as expeditiously as reasonably practicable. In addition, to the extent reasonably practicable, the parties shall use commercially reasonable efforts to: (A) promptly notify the other parties of any material communication to that party from the FCC, any State PUC or any other Person with respect to the FCC or the State PUC applications, as applicable; (B) permit a representative of the other party reasonably acceptable to the first party to attend and participate in substantive meetings (telephonic or otherwise) with the FCC or any State PUC; and (C) permit the other party to review in advance, as reasonable, any proposed written communication to the FCC or any State PUC. No party shall, without the written consent of the other party, knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause or materially increase the probability of the FCC or any State PUC not to grant approval of any FCC application or of any State PUC application or materially delay any such approval, to the material detriment of the other parties. If there are any petitions for reconsideration, appeals or similar filings made seeking to overturn the grant of the FCC Approval or grant of any of the Consents of State PUCs, or if the FCC or a State PUC seeks to reconsider such grant on its own motion, then the parties shall each use commercially reasonable efforts to defend the applicable grants against such actions. Each party shall be responsible for payment of its own attorneys’ fees and related costs and expenses associated with obtaining any such Consents of State PUCs or the FCC Approval.

6.7 Disclosures Concerning the Transaction.

(a) As soon as reasonably practicable after the date of this Agreement, the Purchaser and the Seller shall mutually agree upon a joint initial press release concerning this Agreement and the transactions contemplated hereby, which shall be disseminated at such time and in such manner as is agreed upon in writing by Purchaser and the Seller. After such initial press release is disseminated, each party may issue further press releases and similar announcements without the consent of the other party, provided that each such press release or similar announcement contains, with respect to information concerning this Agreement and the transactions contemplated hereby, solely the information that is contained in such initial press release. Except as provided above in this Section 6.7(a), the Purchaser and the Seller will, and will cause each of their respective officers, directors, employee, agents and representatives to, maintain this Agreement and the transactions contemplated hereby in strict confidence, and will not, and will cause each of their respective officers, directors, employee, agents and representatives to not, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party.

(b) Notwithstanding anything to the contrary in Section 6.7(a), either party may make such disclosures concerning this Agreement and the transactions contemplated hereby as are required under applicable law and legal process or securities exchange listing requirements, in each case as long as the disclosing party: (i) provides reasonable advance notice of such requirement to the non-disclosing party so that the non-disclosing party may seek a protective order or other appropriate remedy; (ii) reasonably cooperates with the non-disclosing party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information; and (iii) discloses only such information as the disclosing party is advised by legal counsel that such disclosing party is legally required to disclose.

6.8 Exclusivity. During the Pre-Closing Period, the Seller shall, and shall cause the Company, the Company Subsidiaries and their respective directors, officers, partners, members, managers, trustees, employees, agents and advisors (collectively, the “Seller Representatives”) to, deal exclusively with the Purchaser and its designated representatives regarding any and all acquisitions of and investments in the FiberNet Business, whether by way of merger, consolidation or other business combination with any other Person, purchase or exchange of capital stock or other equity interests, purchase of assets or otherwise (an “Alternative Transaction”) and, without the prior consent of the Purchaser, the Seller shall not, and shall cause the Company, the Company Subsidiaries and the Seller Representatives to not: (a) solicit, initiate or otherwise engage in any negotiations, discussions or other communications with any other Person relating to any Alternative Transaction; (b) provide information or documentation to any other Person with respect to the Company, any of the Company Subsidiaries or any of their respective assets in respect of any Alternative Transaction; or (c) enter into any Contract or understanding with any other Person in respect of any Alternative Transaction. The Seller shall, and shall cause the Company, the Company Subsidiaries and the Seller Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any Alternative Transaction or would reasonably be expected to lead to an Alternative Transaction.

6.9 Notification. During the Pre-Closing Period, the Purchaser and the Seller shall each give written notice to the other promptly (and in any event within five (5) Business Days) after acquiring actual knowledge of the occurrence of any omission, event or action that: (a) has caused, or is reasonably likely to cause the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (b) is reasonably likely to cause any of the respective representations and warranties of the Purchaser or the Seller or Parent Company set forth in this Agreement to not be true and correct in all material respects as of the Closing (disregarding for this purpose any materiality or Material Adverse Effect qualifications contained therein) and is not capable of cure prior to the Closing; (c) has caused, or is reasonably likely to cause any condition to the other party’s obligation to consummate the Closing to not be satisfied; or (d) would otherwise be reasonably expected to materially delay or prevent the consummation of the Closing.

6.10 Officer and Director/Manager Indemnification and Insurance.

(a) The Purchaser agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, limited liability company managers, officers or employees of the Company or any of the Company Subsidiaries, as provided in their respective Organizational Documents or in indemnification agreements (copies of which were provided by the Seller to the Purchaser prior to the date of this Agreement), in each case in effect as of the Closing, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date.

(b) The Seller shall be responsible for paying the cost of a non-cancelable run-off insurance policy, for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, limited liability company managers or officers of the Company or any of the Company Subsidiaries on or prior to the Closing Date, which the Seller shall cause the Company to procure and put into effect on or prior to the Closing Date.

6.11 Employee Benefits.

(a) Prior to the Closing, the Purchaser will identify for the Seller those Company Benefit Plans which the Purchaser wants the Company and each Company Subsidiary to terminate prior to Closing, and the Company and each Company Subsidiary will cease participation in any other Company Benefit Plan. Following the Closing, the employees of the Company and each Company Subsidiary will be entitled to participate in any employee benefit plans, programs and arrangements that the Purchaser provides for similarly-situated employees, pursuant to the terms of such plans, programs and arrangements. The Purchaser and the Company and each Company Subsidiary will take all necessary action and cooperate to carry out the requirements of the foregoing. The Purchaser shall cause the Company and each Company Subsidiary to honor all rights to paid time off, including vacation, personal and sick days, accrued by employees of the Company and each Company Subsidiary under any Company Benefit Plan prior to the Closing. Until at least the first (1st) anniversary of the Closing, the Purchaser shall cause the Company and each Company Subsidiary to provide employee benefits under employee benefit plans to the employees of the Company and the Company Subsidiaries that are, in the aggregate, no less favorable than those provided to such persons pursuant to Company Benefit Plans as of the Closing.

(b) With respect to any employee benefit plan, policy, program or arrangement in which any employee of the Company or any Company Subsidiary first becomes eligible to participate, on or after the Closing, and in which such employee did not participate prior to the Closing, the Purchaser shall cause the Company and each Company Subsidiary to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employee under any such new plans in which such employee may be eligible to participate after the Closing, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan; (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Closing (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements under any such new plan in which such employee may be eligible to participate after the Closing; and (iii) recognize all service of such employee for all purposes (including purposes of eligibility to participate, vesting, and, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any such new plan in which such employee may be eligible to participate after the Closing.

(c) Notwithstanding anything to the contrary in this Section 6.11, in no event shall this Section 6.11 be interpreted to: (i) prohibit any changes to any employee benefit plan, policy, program or arrangement that are required by applicable law; or (ii) require the Purchaser or the Company or any Company Subsidiary to continue any particular Company Benefit Plan or prevent the amendment or termination thereof. This Section 6.11 is not intended to, and shall not be interpreted to, create any right of continued employment for any employee of the Company or any of the Company Subsidiaries and constitutes an agreement solely between the Purchaser and the Seller, which shall not be enforceable by any such employee, or constitute an agreement under which any such employee otherwise has any rights.

6.12 Maintenance of Books and Records. For a period of at least seven (7) years after the Closing Date: (a) the Purchaser shall cause the Company and the Company Subsidiaries to maintain their respective books and records in existence as of the Closing Date; and (b) upon reasonable written notice, the Purchaser shall cause the Company and the Company Subsidiaries to provide the Seller and its representatives, employees, counsel and accountants access, during normal business hours and upon reasonable advance notice, such books and records relating to periods prior to the Closing Date, and shall permit such Persons to examine and copy, at the sole cost and expense of the party seeking access, such books and records to the extent reasonably requested by any such Persons as is reasonably necessary for financial reporting, accounting and Tax matters, the preparation and filing of any returns, reports or forms or the defense of any claim or assessment; provided, however, that the Purchaser shall not be required to cause the Company or any Company Subsidiary to furnish such books and records pursuant to this Section 6.12 to the extent such books and records contain attorney-client work product or the disclosure of such documents or materials would violate any attorney-client privilege, confidentiality agreement or Law. The parties agree to cooperate so that such access does not unreasonably disrupt the normal operations of the Company and the Company Subsidiaries.

6.13 Financing Matters.

(a) The Seller acknowledges that the Purchaser will be obtaining financing to fund a portion of the Purchase Price after the date of this Agreement, although the Purchaser agrees and acknowledges that its obligation to consummate the Closing will not be conditioned upon its receipt of any financing or any of the terms thereof. In furtherance of such efforts, the Purchaser will need to provide third parties, including lenders from whom the Purchaser is obtaining such financing (the “Financing Parties”) certain information about the Company and the Company Subsidiaries that the Seller and the Company have provided to the Purchaser in the negotiation of this Agreement or otherwise (the “Company Information”). Upon the reasonable request of the Purchaser, the Seller agrees to provide the Company Information to a Financing Party upon the execution by such Financing Party of a confidentiality agreement, of scope and content reasonably acceptable to the Seller. In addition, the Seller agrees to provide reasonable cooperation, as reasonably requested by the Purchaser, in connection with the arrangement of, and the negotiation of agreements with respect to, any such financing.

(b) Beginning on the date hereof and continuing following Closing, the Seller shall use commercially reasonable efforts, at the Purchaser’s sole expense, to provide the Purchaser with such information as the Purchaser may reasonably request (including management representation letters required for any audit) in connection with (i) the Purchaser’s efforts to cause the Annual Financial Statements to be audited and to comply with Regulation S-X, and (ii) the Purchaser’s preparation of pro forma financial information for purposes of its reports or other filings (including any registration statement, any amendment thereto, or any prospectus or prospectus supplement in connection therewith) in accordance with Securities Act or the Securities Exchange Act of 1934, as amended; provided, however, that the Purchaser agrees and acknowledges that completion of such audit, compliance with Regulation S-X or preparation of such pro forma financial information shall not be a condition to its obligation to consummate the Closing.

(c) Beginning on the date hereof and continuing following Closing, in the event the SEC has comments or questions on any of the Annual Financial Statements, the Seller shall use commercially reasonable efforts, at the Purchaser’s sole expense, to assist and reasonably cooperate with the Purchaser, the Purchaser’s independent accountants and the SEC to resolve any such issues and questions regarding such Annual Financial Statements and take such commercially reasonably actions with respect to such Annual Financial Statements as are necessary for the Purchaser to satisfy its obligations under Regulation S-X.

(d) Beginning on the date hereof and continuing following Closing, the Seller shall use commercially reasonable efforts, at the Purchaser’s sole expense, to cooperate with the Purchaser’s reasonable requests in connection with the Purchaser’s compliance with applicable Laws with respect to the transactions hereunder, including (i) providing access to its management upon reasonable prior notice during normal business hours to assist with SEC reporting obligations of the transactions hereunder, including the preparation by the Purchaser of pro forma financial statements and addressing purchase accounting issues and (ii) allowing access to the Seller’s independent accountants (including to the extent required by such accountants, consent to the release of their work papers to the Purchaser or the Purchaser’s independent accountants), and discussing with the Seller’s independent accountants appropriate consents to fulfill the Purchaser’s reporting requirements, including financial statements and the notes thereto.

(e) The Purchaser shall, promptly upon written request by the Seller, reimburse the Seller for all reasonable costs to the extent such costs are incurred by the Seller in connection with the cooperation provided by the Seller pursuant to the terms of this Section 6.13 and the Purchaser shall indemnify and hold harmless the Seller and its Affiliates, directors, managers, officers, employees, shareholders, members and agents from and against any and all Losses suffered or incurred by any of them in connection with any financing or Seller’s actions under this Section 6.13.

6.14 Delivery of Financial Information. During the Pre-Closing Period, the Seller shall, and shall cause the Company to, furnish to the Purchaser, (a) when available, but in no event later than ten (10) Business Days after the end of each calendar month, (i) consolidated balance sheets and statements of income for the FiberNet Business for the month then-ended, prepared in accordance with GAAP (other than the omission of footnotes) and presenting fairly, in all material respects, the financial condition and the results of operations of the FiberNet Business as of such month-end, and for the one-month period referred to in such financial statements (which shall also include a Capital Expenditures roll-forward schedule for the FiberNet Business for the month then-ended) and (ii) a comparison between (x) the actual amounts as of and for such month and (y) the comparable amounts for the same month of the prior year and as set forth in the budget of the Company; and (b) when available, but in no event later than fifteen (15) Business Days after the end of each calendar quarter, (i) consolidated balance sheets and statements of income, for the FiberNet Business for the quarter then-ended, prepared in accordance with GAAP (other than the omission of footnotes) and presenting fairly, in all material respects, the financial condition and the results of operations, of the FiberNet Business as of such quarter-end, and for the three-month period referred to in such financial statements and (ii) a comparison between (x) the actual amounts as of and for such quarter and (y) the comparable amounts for the same quarter of the prior year and as set forth in the budget of the Company.

6.15 Non-Competition; Non-Solicitation; Non-Disparagement; Confidentiality. Conditioned and effective solely upon consummation of the Closing, the Parent Company agrees as follows:

(a) Non-Competition. The Parent Company covenants and agrees that, for a period of five (5) years after the Closing Date, it will not, and will cause each of its Subsidiaries (which shall not, for the avoidance of doubt, include the Company and the Company Subsidiaries) (collectively, the “Parent Subsidiaries”) to, without the prior written consent of the Purchaser, directly or indirectly, perform services for, own, manage, operate, finance, control, or engage or participate in the ownership, management, operation, financing or control of, or be connected as a shareholder, director, officer, agent, partner, joint venturer, employee, consultant or advisor with, any Person which engages in the business of providing digital personal communications services, local and long distance telephone services, high capacity transport, data services for Internet access and wide area networking or IPTV-based video services (the “Restricted Business”), located or doing business in: (i) the State of West Virginia; (ii) the City of Winchester, Virginia; or (iii) any of the areas within the State of Kentucky or the State of Ohio set forth on Exhibit 6.15(a) hereto (collectively, the “Restricted Area”).

(b) Non-Solicitation of Employees. For a period of five (5) years from the Effective Date, the Parent Company agrees that it shall not, and shall not permit any of the Parent Subsidiaries to, without the prior written consent of the Purchaser, directly or indirectly: (i) solicit, recruit, or encourage any Person who is (as of the Closing) or was (during the six (6) month period prior to Closing) an officer, director, executive, employee, agent or independent contractor of the Company or any of the Company Subsidiaries to leave his or her employment with the Company or such Company Subsidiary; or (ii) hire, employ or otherwise engage any Person who is (as of the Closing) or was (during the six (6) month period prior to Closing) an officer, director, executive, employee, agent or independent contractor of the Company or any of the Company Subsidiaries. Notwithstanding anything to the contrary in this Section 6.15(b), any general solicitation for employees, not targeted specifically at officers, directors, executives, employees, agents or independent contractors of the Company or any of the Company Subsidiaries, including general advertisements such as newspaper or Internet advertisements, and the subsequent hiring of any such employee, agent or independent contractor shall not constitute a violation of this Section 6.15(b).

(c) Confidentiality. The Parent Company acknowledges and recognizes that the Company Confidential Information is a valuable and unique asset of the businesses of the Company and the Company Subsidiaries, and that the Company Confidential Information was acquired at considerable effort to the Company and the Company Subsidiaries and is a valuable trade and business secret which shall continue to belong to the Company and the Company Subsidiaries from and after the Closing. Therefore, the Parent Company covenants and agrees that neither the Parent Company nor any of the Parent Subsidiaries will disclose any Company Confidential Information to any other Person. At any time, upon the Purchaser’s request, the Parent Company agrees to either destroy or deliver to the Purchaser all Company Confidential Information remaining in its possession that is reasonably capable of being destroyed or delivered; provided, that, any Company Confidential Information not so destroyed or delivered shall remain subject to the confidentiality restrictions in the prior sentence of this Section 6.15(c). For purposes of this Section 6.15(c), the term “Company Confidential Information” means information of a confidential nature and includes confidential information about the Company and the Company Subsidiaries that the Parent Company and the Parent Subsidiaries acquired during the Parent Company’s ownership of the Company and the Company Subsidiaries, including: (i) customer information, (ii) employment or personnel data, (iii) sales information specific to a customer, (iv) supplier and vendor agreements and information, (v) research findings produced by the Company or the Company Subsidiaries or purchased by the Company or the Company Subsidiaries, (vi) historical financial information and (vii) all other information, lists, records and data of a confidential nature relating to or dealing with the business, operations or activities of the Company or the Company Subsidiaries; provided, however, that Company Confidential Information shall not include any information that: (A) is known to the public or generally known within the industry of the Company and the Company Subsidiaries; (B) entered the public domain without any breach by the Parent Company or any of the Parent Subsidiaries of any obligation owed to the Company or any of the Company Subsidiaries; or (C) was independently developed by the Parent Company or any of the Parent Subsidiaries without use of any Company Confidential Information. The term “Company Confidential Information” is intended to include all such information in any and all forms, whether written or oral, on paper or stored electronically or in any other medium, and includes all originals, summaries, portions and copies of any and all such information. Notwithstanding anything to the contrary in this Section 6.15(c), the Parent Company and the Parent Subsidiaries may disclose Company Confidential Information to the extent required by a court of law, by any governmental agency having supervisory authority over it or by any administrative or legislative body (including a committee thereof) with jurisdiction to order the Parent Company or such Parent Subsidiary to divulge, disclose or make accessible such information, provided the Parent Company shall promptly provide notice of a request for same to the Purchaser so that the Purchaser may, at its expense, seek an appropriate protective order with respect to such Company Confidential Information.

(d) Vendor Non-Interference; Non-Solicitation of Customers. Except with the prior written approval of the Purchaser, the Parent Company shall not, and shall not permit any of the Parent Subsidiaries to, in: (i) the Restricted Area for a period of five (5) years after the Closing Date; or (ii) the areas within the State of Pennsylvania and the State of Maryland set forth on Exhibit 6.15(d)(i) hereto (the “Relevant Pennsylvania/Maryland Areas”) for a period of three (3) years after the Closing Date: (A) induce or seek to influence any of the FiberNet Vendors to discontinue, adversely modify or reduce their business relationships with the Company or any of the Company Subsidiaries in the Restricted Area or any of the Relevant Pennsylvania/Maryland Areas; or (ii) solicit any of the Restricted Business from any of the FiberNet Customers in the Restricted Area or any of the Relevant Pennsylvania/Maryland Areas. For purposes of this Section 6.15(d): (A) the term “FiberNet Customers” means the Persons with whom, as of the Closing Date, the Company or any of the Company Subsidiaries have a supplier-customer relationship; and (B) the term “FiberNet Vendors” means the Persons with whom, as of the Closing Date, the Company or any of the Company Subsidiaries have a customer-supplier relationship, in each case as set forth on Exhibit 6.15(d)(ii) hereto. Notwithstanding anything to the contrary in this Section 6.15(d), any general solicitation by the Parent Company or any Parent Subsidiary for customers in the Relevant Pennsylvania/Maryland Areas, not targeted specifically at FiberNet Customers in the Relevant Pennsylvania/Maryland Areas, including general advertisements such as newspaper or Internet advertisements, and any FiberNet Customer in the Relevant Pennsylvania/Maryland Areas becoming a customer of the Parent Company or any Parent Subsidiary (other than as a result of any solicitation of such FiberNet Customer by the Parent Company or any Parent Subsidiary) shall not constitute a violation of this Section 6.15(d).

(e) Non-Disparagement. For a period of five (5) years from the Effective Date, the Parent Company agrees that it will not, and that it will cause the Parent Subsidiaries not to, and that it will instruct its and the Parent Subsidiaries’ respective directors and officers not to, make any disparaging or defamatory public comments about the Purchaser, the Company or any of the Company Subsidiaries, or their respective directors and officers, or to encourage or participate with anyone to make such statements. The Parent Company and the Purchaser agree and acknowledge and agree that the terms of this Section 6.15(e) do not prohibit the Parent Company or any Parent Subsidiary, or any of their respective directors and officers, from making truthful statements, if required to do so by law or legal process (including in connection with a Proceeding relating to this Agreement and the Transactions); provided, however, that if the Parent Company or any Parent Subsidiary, or any of their respective directors or officers, is requested by subpoena, court order, investigative demand or other legal process to provide testimony which would otherwise violate the provisions of this Section 6.15(e), the Parent Company shall, and shall cause the Parent Subsidiaries and their respective directors and officers to, promptly notify the Purchaser of such request.

(f) Exception for Enterprise Agreement Business. The Parent Company and the Purchaser agree to, as soon as reasonably practicable after the Closing, enter into a wholesale master service contract on commercially reasonable terms and conditions covering multi-location, enterprise, government and wholesale customers (the “Enterprise Agreement”). The Parent Company and the Purchaser agree and acknowledge that, notwithstanding anything to the contrary in this Section 6.15, any business conducted by the Parent Company, any Parent Subsidiary, the Purchaser, the Company or any Company Subsidiary pursuant to the Enterprise Agreement shall not constitute a violation of Section 6.15(a) or Section 6.15(d).

(g) Reasonableness; Independent Covenants; Disputes. The parties each acknowledge that the restrictions set out in this Section 6.15 are necessary to prevent the use and disclosure of the Company Confidential Information and to protect the goodwill and customer relationships of the parties and to otherwise protect the legitimate business interests of the parties from and after the Closing. Each party further acknowledges that all of the restrictions in this Section 6.15 are reasonable in all respects, including duration, territory and scope of activity restricted. Each party agrees that the covenants and provisions of this Section 6.15 shall be construed as separate agreements independent of any other provision of this Section 6.15 or of any other agreement between the parties. The time period of any covenant contained in this Section 6.15 shall be extended on a day-for-day basis for each day during which the Parent Company is in violation of such covenant, so that the Parent Company is restricted from engaging in activities prohibited by such covenant for the full time period set forth herein. To the extent any disputes arise under this Section 6.15, members of senior management of the Parent Company and the Purchaser will attempt to reconcile their differences in good faith during the thirty (30) day period following either party providing notice to the other party of such dispute.

6.16 Release. As of the Closing, Seller, in its individual capacity and on behalf of all of its Affiliates and all members, stockholders, officers and directors of any of the foregoing and all other persons claiming by, through, for or under Seller or on behalf of Seller (such other persons hereinafter referred to collectively as the “Seller Related Parties”) hereby irrevocably and unconditionally releases, settles, cancels, discharges and acknowledges to be fully and finally satisfied any and all claims, demands, rights, actions, causes of action, debts, accounts, covenants, contracts, agreements, promises, damages, costs, reimbursements, compensation, liabilities and expenses, including attorneys’ fees, of any and every kind, nature or description whatsoever, known or unknown, at law or in equity other than those arising under this Agreement (collectively, “Seller Claims and Losses”), which Seller or any of the Seller Related Parties may have had or may now have or assert against the Company or any Company Subsidiaries (collectively, the “Purchaser Released Parties”), which are on account of any matter whatsoever attributable to the period, or arising during the period, from the beginning of time through and including the Closing (all Seller Claims and Losses released in this Section 6.17 being referred to as the “Seller Released Claims”). Seller agrees that neither Seller nor the Seller Related Parties, or any of them, nor anyone claiming under, through or for them or on their behalf will bring, file, institute, prosecute, maintain, participate in, or recover upon, either directly or indirectly, or encourage or benefit from the institution of, any suit, charge, administrative proceeding, investigation, or action at law or in equity against the Purchaser Released Parties, or any of them, in or before any court, agency or forum, state or federal, or otherwise, for or relating to any of the Seller Released Claims. Seller agrees that this release may be pleaded by the Purchaser Released Parties as a counterclaim or cross-claim to or as a defense in bar or abatement of any Seller Released Claim. Following the Closing, the Seller Related Parties shall have no right of contribution against the Company or any Company Subsidiaries for any indemnification payment made by any Seller Related Parties hereunder, and the Seller Related Parties hereby waive any and all rights of contribution that they may have against the Company or any Company Subsidiaries; provided, however, that the foregoing shall not affect the rights of former officers and directors of the Company and the Company Subsidiaries to receive indemnification from the Company and the Company Subsidiaries as contemplated by Section 6.10. Notwithstanding anything to the contrary in this Section 6.16, this Section 6.16 shall not apply to any Intercompany Transactions that are reflected as a Current Liability in the calculation of NWC.

6.17 Integration Planning Committee. As soon as practicable after the date hereof, the Seller and the Purchaser shall create a joint integration planning committee (the “Integration Planning Committee”) consisting of not less than two representatives from each of the parties hereto. The Seller and the Purchaser shall mutually agree on the persons who will be the members of the Integration Planning Committee; provided, that, the parties agree that Dave Keller shall be one of the Purchaser’s initial representatives and Russ Oliver shall be one of the Seller’s initial representatives. The responsibilities of the Integration Planning Committee shall include organizing and developing a transition plan for the prompt and efficient integration of the

FiberNet Business with the Purchaser following the Closing. Seller shall reasonably cooperate with and promptly respond to all reasonable requests for information of the Integration Planning Committee arising out of or related to the Integration Planning Committees’ responsibilities. Unless otherwise agreed by the members of the Integration Planning Committee, the Integration Planning Committee shall meet at least weekly and such meetings may occur telephonically or in person. The Integration Planning Committee shall report all of its findings and make non-binding recommendations to each of the Seller and the Purchaser with respect to those matters which the Integration Planning Committee deems appropriate to consider. The Integration Planning Committee shall dissolve sixty (60) days following the Closing or such later date as the parties may agree.

6.18 FiberNet of Michigan, LLC. Prior to Closing, the Seller shall cause FiberNet of Michigan, LLC to be dissolved and shall cause all Contracts to which FiberNet of Michigan, LLC is a party to be assigned to either the Company or the Company Subsidiaries on terms reasonably acceptable to the Purchaser.

ARTICLE VII

TAX MATTERS

7.1 Transfer Taxes. All real and personal property transfer, documentary, sales, use, registration, value-added, stamp duty and other similar taxes (including interest, penalties and additions to Tax) incurred in connection with the Transactions (“Transfer Taxes”) shall be borne by the Seller.

7.2 Tax Indemnification. In addition to (and not in lieu of) the rights of the Purchaser Indemnified Parties under Article X with respect to the representations and warranties of the Seller set forth in Section 3.8 (Taxes), each of the Parent Company and the Seller shall jointly and severally indemnify each of the Purchaser Indemnified Parties and hold them harmless from and against, any Loss, claim, liability, expense, or other damage attributable to: (a) all Taxes (or the non-payment thereof) of, or related to the assets, operations and activities of, the Company and the Company Subsidiaries for all Pre-Closing Tax Periods, (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Seller, the Company or any of the Company Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, and (c) any and all Taxes of any Person (other than the Company and the Company Subsidiaries) imposed on the Company or any of the Company Subsidiaries as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing (collectively, “Indemnified Taxes”). The following provisions of Article X shall apply to any claims by the Purchaser Indemnified Parties related to Indemnified Taxes: (i) Section 10.4 (Indemnification Claim Procedure); (ii) Section 10.6 (Payment of Amounts Due for Indemnification); (iii) Section 10.7 (Losses Net of Insurance Proceeds; Mitigation of Damages); (iv) Section 10.9 (Subrogation); (v) Section 10.10 (Tax Treatment of Seller Indemnification Payment); and (vi) Section 10.11 (Indemnification Sole Remedy).

7.3 Cooperation Regarding Tax Matters.

(a) The Purchaser and the Seller shall, and shall cause their respective Subsidiaries and Affiliates to, cooperate with respect to Tax matters and the Seller shall timely provide to the Purchaser, at the Purchaser’s request, all information necessary to the Purchaser in filing any Tax Returns of the Company or any of the Company Subsidiaries with respect to Post-Closing Taxes or in defending any claim by a Tax Authority for any Taxes for any taxable period. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, the Company Subsidiaries, the Purchaser and the Seller agree: (i) to retain all books and records with respect to Tax matters pertinent to the Company and the Company Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Seller or the Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company, the Company Subsidiaries, the Purchaser or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

(b) The Purchaser and the Seller shall, upon the reasonable request of either of them, use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that would reasonably be expected to be imposed, including with respect to the Transactions.

7.4 Allocation to Pre-Closing and Post-Closing Tax Periods. Taxes (other than Income Taxes) of, or related to the assets, operations and activities of, the Company and the Company Subsidiaries for any Taxable period that includes but does not end on the Closing Date (a “Straddle Period”) shall be allocated to the Pre-Closing Tax Period by multiplying the total amount of any such Tax for the full Straddle Period by a fraction, the numerator of which is the number of days from the beginning of such Straddle Period to and including the Closing Date and the denominator of which is the total number of days in such full Straddle Period. Income Taxes of each of the Company and the Company Subsidiaries for the portion of any Straddle Period ending on the Closing Date will be computed as if such taxable period ended as of the close of business on the Closing Date. Except as provided in Section 7.1, liabilities for transactional based Taxes, including sales and use Taxes, shall be allocated to the Seller if incurred prior to the Closing and shall be allocated to the Purchaser if incurred following the Closing.

7.5 Tax Proceedings.

(a) The Seller shall, at its own expense, have the right (but not the obligation) to control, defend, settle, compromise, or prosecute in any manner any Proceedings with respect to any Tax Return of, or that includes, the Company and the Company Subsidiaries (“Tax Proceedings”) involving only Pre-Closing Tax Periods (“Pre-Closing Tax Proceedings”);

provided, however, the Seller, without the consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned) shall not settle, compromise or abandon any Pre-Closing Tax Proceeding to the extent that such action would adversely affect the Purchaser, its Affiliates, or, following the Closing Date, the Company and the Company Subsidiaries. In addition, the Seller shall keep the Purchaser duly informed of any Pre-Closing Tax Proceeding that would adversely affect the Purchaser, its Affiliates, or, following the Closing Date, the Company and the Company Subsidiaries (an “Adverse Effect Pre-Closing Tax Proceeding”), and the Purchaser shall be entitled to receive copies of all correspondence and documents related to any Adverse Effect Pre-Closing Tax Proceeding.

(b) The Purchaser shall, at its own expense, have the right (but not the obligation) to control, defend, settle, compromise, or prosecute in any manner any Tax Proceedings for all Straddle Periods and Post-Closing Tax Periods (“Straddle or Post-Closing Tax Proceedings”); provided, however, the Purchaser, without the consent of the Seller (such consent not to be unreasonably withheld, delayed or conditioned) shall not settle, compromise or abandon any Straddle or Post-Closing Tax Proceeding to the extent that such action would adversely affect the Seller or its Affiliates. In addition, the Purchaser shall keep the Seller duly informed of any Straddle or Post-Closing Tax Proceedings that would adversely affect the Seller or its Affiliates (an “Adverse Effect Straddle or Post-Closing Tax Proceeding”), and the Seller shall be entitled to receive copies of all correspondence and documents related to any Straddle or Post-Closing Tax Proceeding.

(c) The parties agree and acknowledge that, for the avoidance of doubt and notwithstanding anything to the contrary in Section 7.5(b), the Tax Proceedings covered by Section 7.5(b) shall not include any Tax Proceeding with respect to any federal, state or local income Taxes of the Parent Company or the Seller (a “Parent Company Tax Proceeding”). The Parent Company and the Seller shall, at its own expense, have the right (but not the obligation) to control, defend, settle, compromise, or prosecute in any manner any Parent Company Tax Proceeding; provided, however, neither the Parent Company nor the Seller, without the consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned) shall settle, compromise or abandon any Parent Company Tax Proceeding to the extent that such action would adversely affect the Purchaser, its Affiliates, or, following the Closing Date, the Company and the Company Subsidiaries. In addition, the Seller shall keep the Purchaser duly informed of any Parent Company Tax Proceeding that would adversely affect the Purchaser, its Affiliates, or, following the Closing Date, the Company and the Company Subsidiaries (an “Adverse Effect Parent Company Tax Proceeding”), and the Purchaser shall be entitled to receive copies of all correspondence and documents related to any Adverse Effect Parent Company Tax Proceeding.

7.6 Tax Sharing Agreements. All Tax Sharing Agreements or similar arrangements with respect to or involving the Company and each of the Company Subsidiaries shall be terminated as of the Closing Date, and after the Closing Date, the Company and each of the Company Subsidiaries shall not be bound thereby or have any liability thereunder.

7.7 Allocation of Purchase Price.

(a) The Purchase Price and other items included in “consideration” for purposes of Code section 1060 (the “Section 1060 Consideration”) shall be allocated based on the fair market value of the underlying assets of the Company and the Company Subsidiaries as of the Closing Date in compliance with Code section 1060 and the Treasury Regulations thereunder, in accordance with this Section 7.7 (such allocation, the “Allocation”).

(b) For purposes of calculating the Section 1060 Consideration the amounts, as of the Closing Date, of the accounts payable, accrued expenses and other Current Liabilities shall equal the respective amounts thereof shown on the Final Post-Closing NWC Statement.

(c) As soon as reasonably practicable after determination of the Final Post-Closing NWC Statement pursuant to Section 2.5(b), the Purchaser shall prepare and deliver to Seller a proposed Allocation (the “Draft Allocation”). Included with the delivery of such Draft Allocation, the Purchaser shall provide a draft of the purchase accounting valuation report (the “Valuation Report”), the final version of which (determined as set forth below in this Section 7.7(c)) shall be used in determining the asset class reportable values in accordance with Code section 1060 and the Treasury Regulations thereunder. The Seller may notify the Purchaser in writing of any objections to the Draft Allocation (including the draft Valuation Report) within fifteen (15) days after the receipt thereof, which notice shall include reasonable detail of the nature of each disputed item provided, that any and all of Seller’s objections to the value determinations included in the Valuation Report will be supported by analysis prepared in accordance with guidelines established by the Uniform Standards of Professional Appraisal Practice or identification of mathematical errors or errors in fact used for the basis of conclusion. If the Seller does not provide such notice within such fifteen (15) day period, the Draft Allocation (including the draft Valuation Report) shall be conclusively deemed the “Final Allocation”, which shall be final and binding upon all parties hereto and shall not be subject to dispute or review. If the Seller provides such notice within such fifteen (15) day period to the Draft Allocation (including the draft Valuation Report), then for a period of up to fifteen (15) days after the Purchaser’s receipt of the objection notice, the Purchaser and the Seller shall use good faith commercially reasonable efforts to resolve any dispute, and if all disputed items are so resolved, the Draft Allocation (including the draft Valuation Report) shall be revised to reflect such resolution and shall become the Final Allocation (and the corresponding Valuation Report shall become the final Valuation Report). If the parties are unable to resolve all disputed items within such fifteen (15) day period, they shall submit only those disputed items that have not been resolved by the parties to the Independent Accountants for resolution. The Independent Accountants’ determination as to each disputed item shall be final and binding upon all parties hereto, and the Draft Allocation (including the draft Valuation Report) shall be revised in accordance with the Independent Accountants’ determination and shall become the Final Allocation (and the corresponding Valuation Report shall become the final Valuation Report). The fees and expenses of the Independent Accountants incurred in connection with the resolution of disputes pursuant to this Section 7.7(c) shall be borne by the Purchaser or the Seller in proportion to the amounts of the disputed items on the Draft Allocation, as compared to such items as determined by the Independent Accountants and set forth on its Final Allocation, with such fees and expenses to be paid by the Purchaser or the Seller (as applicable) to the Independent Accountants within thirty (30) days after the Independent Accountants’ determination of the Final Allocation.

(d) Within fifteen (15) days after the Draft Allocation becomes the Final Allocation, the Purchaser and the Seller shall each prepare and deliver to the other party their respective IRS Forms 8594 and any required exhibits thereto, and any similar forms required under applicable state, local or foreign Tax Law, each of which shall conform with the Final Allocation. The Purchaser and the Seller shall each, promptly thereafter, make any necessary corrections thereto in response to the other party’s reasonable comments and, after making any such corrections, the Purchaser and the Seller shall each timely file: (i) their respective Forms 8594 with the IRS in accordance with the requirements of Code section 1060 and the Treasury Regulations thereunder; and (ii) such other forms with the applicable Governmental Entity in accordance with the requirements of the applicable Tax Law.

(e) Any subsequent adjustment to the consideration paid for the Equity Interests, including any adjustment to the Purchase Price described in Section 2.5(c) or Article X, shall be reflected in an amended Final Allocation and amended Form 8594 (and amended applicable state, local or foreign forms) that the Purchaser shall prepare and deliver to the Seller. The Seller and the Purchaser shall, and shall cause their respective Affiliates to, report, act and file all Tax Returns in all respects and for all purposes consistent with the Final Allocation. The Seller and the Purchaser shall not, and shall cause their respective Affiliates not to, take any position, whether on audit, in Tax Returns or otherwise, that is inconsistent with the Final Allocation unless required to do so by applicable Law.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the Closing shall be subject to the satisfaction (or waiver by the Seller), at or prior to the Closing, of each of the following conditions:

(a) (i) each of the Purchaser Fundamental Representations shall be true and correct in all respects, both as of the date of this Agreement and as of the Closing Date; and (ii) all other representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects (without giving effect to any materiality qualifiers therein), both as of the date of this Agreement and as of the Closing Date, except to the extent that any such untruth or incorrectness would not, individually or in the aggregate, result in a material adverse effect on the Purchaser’s ability to perform its obligations hereunder;

(b) each of the covenants and agreements contained in this Agreement to be performed by the Purchaser at or before the Closing shall have been performed in all material respects by the Purchaser at or before the Closing;

(c) all applicable waiting periods (or extensions thereof) under the HSR Act shall have expired or been terminated with respect to the transactions contemplated hereby;

(d) no Law or Order shall have been enacted, issued, promulgated, enforced or entered by any Governmental Entity or Judicial Authority that prohibits the consummation of the Transactions;

(e) the Required Seller Governmental Approvals shall have been obtained;

(f) the Purchaser shall have paid: (i) the Escrow Deposit to the Escrow Agent; and (ii) the remainder of the Purchase Price (less the Escrow Deposit) to the Seller; and

(g) any items required to have been delivered by the Purchaser at the Closing pursuant to Section 2.3(b) (other than the Transition Services Agreement to the extent the Purchaser has waived Seller’s obligation to deliver such agreement) shall have been so delivered.

8.2 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the Closing shall be subject to the satisfaction (or waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

(a) (i) each of the Seller Fundamental Representations and the representations and warranties in the first two sentences of Sections 3.4(a) shall be true and correct in all respects, both as of the date of this Agreement and as of the Closing Date; and (ii) all other representations and warranties of the Seller and Parent Company contained in this Agreement shall be true and correct in all respects (without giving effect to “Material Adverse Effect” or other materiality qualifiers therein), both as of the date of this Agreement and as of the Closing Date, except to the extent that any such untruth or incorrectness would not, individually or in the aggregate, result in a Material Adverse Effect;

(b) each of the covenants and agreements contained in this Agreement to be performed by the Seller at or before the Closing shall have been performed in all material respects by the Company at or before the Closing;

(c) all applicable waiting periods (or extensions thereof) under the HSR Act shall have expired or been terminated with respect to the transactions contemplated hereby;

(d) no Law or Order shall have been enacted, issued, promulgated, enforced or entered by any Governmental Entity or Judicial Authority that prohibits the consummation of the Transactions, and no Proceeding shall have been instituted against either the Parent Company, the Seller, the Company, any Company Subsidiary or the Purchaser or any of their respective Affiliates seeking to restrain or prohibit the consummation of the Transactions;

(e) no Material Adverse Effect shall have occurred since the date of this Agreement;

(f) each of the Required Consents and the Required Seller Governmental Approvals shall have been obtained, each in a form reasonably acceptable to the Purchaser;

(g) other than: (i) the capitalized lease obligations of the Company and the Company Subsidiaries set forth in Section 8.2(g) in the Company Disclosure Schedule; and (ii) the Current Liabilities included in the NWC, the Seller shall have repaid or caused to be repaid, all Indebtedness of the Company and the Company Subsidiaries (including any prepayment penalties associated with the repayment of such Indebtedness), and the Seller shall have caused all Liens on the Equity Interests, the Company, any of the Company Subsidiaries, or any of their respective assets, shares of capital stock or limited liability company interests (as applicable), including those related to any Indebtedness or obligations under the Credit Agreement, to be released and discharged as of the Closing Date and provided reasonable evidence thereof to the Purchaser;

(h) the Seller shall have caused all Intercompany Transactions (including all intercompany receivables and payables to which the Company or any Company Subsidiary is a party with Persons other than the Company and the Company Subsidiaries) to have been terminated without any further liability to the Company or the Company Subsidiaries (any such Liability associated with an Intercompany Transaction being referred to herein as an “Intercompany Liability”); and

(i) any items required to have been delivered by the Seller at the Closing pursuant to Section 2.3(a) shall have been so delivered.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated:

(a) at any time prior to the Closing, upon the agreement of the Seller and the Purchaser;

(b) by either the Seller or the Purchaser, if the Closing shall not have occurred on or before December 31, 2010 (or such other date to which the Seller and the Purchaser may agree) because one or more conditions to such party’s obligation to consummate the Closing set forth in Section 8.1 or 8.2, as applicable, has not been satisfied; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Closing Date to occur on or before such date;

(c) by either the Seller or the Purchaser, if any Order preventing the consummation of the Closing shall have been entered by any court of competent jurisdiction and shall have become a Final Order; provided, however, that neither party may terminate this Agreement pursuant to this Section 9.1(c) unless that party first shall have used commercially reasonable efforts to prevent the entry of and to procure the removal, reversal, dissolution, setting aside or invalidation of such Order;

(d) by the Purchaser, either: (i) immediately after the occurrence of a non-curable material breach of any representation and warranty, covenant or agreement of the Seller or Parent Company set forth in this Agreement; or (ii) thirty (30) days after receipt by the Seller of notice from the Purchaser of the occurrence of a curable material breach of any representation and warranty, covenant or agreement of the Seller or Parent Company set forth in this Agreement that has not been cured in its entirety within such time period, in either case such that the conditions set forth in Sections 8.2(a) and (b), respectively, would not be satisfied; provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Purchaser is then in material breach of any of its representations and warranties, covenants or agreements contained in this Agreement;

(e) by the Seller, either: (i) immediately after the occurrence of a non-curable material breach of any representation and warranty, covenant or agreement of the Purchaser set forth in this Agreement; or (ii) thirty (30) days after receipt by the Purchaser of notice from the Seller of the occurrence of a curable material breach of any representation and warranty, covenant or agreement of the Purchaser set forth in this Agreement that has not been cured in its entirety within such time period, in either case such that the conditions set forth in Sections 8.1(a) and (b), respectively, would not be satisfied; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if the Seller or Parent Company is then in material breach of any of its representations and warranties, covenants or agreements contained in this Agreement; or

(f) by either the Seller or the Purchaser if any condition to such party’s obligation to consummate the Closing set forth in Section 8.1 or 8.2, respectively, shall have become incapable of satisfaction (other than as provided in Sections 9.1(c), (d) or (e)); provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to any party whose breach of any provision of this Agreement shall have caused such Closing condition to have become incapable of satisfaction.

Any termination made in accordance with Section 9.1(b), (c), (d), (e) or (f) shall be effective upon delivery of a notice of termination by the terminating party to each other party, which notice shall refer to the subsection of this Section 9.1 pursuant to which such termination is being made.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties hereunder shall terminate without any Liability of either party to the other party, except (a) for any party’s right to seek remedies for breach of contract (including equitable relief contemplated by Section 11.2 hereof), (b) that any such termination of this Agreement shall not relieve the Purchaser of its obligations under Section 6.5 (Confidentiality) and (c) as otherwise specifically set forth herein.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations and Warranties.

(a) Each of the representations and warranties of the Purchaser and the Seller and Parent Company contained in this Agreement, and the other party’s right to indemnification under Section 10.2(a)(i) or Section 10.2(b)(i), as applicable, shall survive the Closing until the one (1) year anniversary of the Closing Date, except that: (i) the representations and warranties (and the right of the Purchaser Indemnified Parties to indemnification under this Article X for any inaccuracy in the Seller Closing Certificate with respect thereto) set forth in Section 3.1 (Existence; Good Standing), the first four sentences of Section 3.2 (Capitalization; Subsidiaries), Section 3.3 (No Conflict), Section 4.1 (Existence; Good Standing; Authority; Enforceability), Section 4.2 (No Conflict), Section 4.3 (Title to Equity Interests), Section 4.4 (Brokers) and Section 11.17(c) (Guarantee) (collectively, the “Seller Fundamental Representations”) shall survive indefinitely; (ii) the Purchaser’s representations and warranties (and the right of the Seller Indemnified Parties to indemnification under this Article X for any inaccuracy in the

Purchaser Closing Certificate with respect thereto) set forth in Section 5.1 (Existence; Good Standing; Authority; Enforceability) and Section 5.5 (Brokers) (collectively, the “Purchaser Fundamental Representations”) shall survive indefinitely; and (iii) the Seller’s representations and warranties (and the right of Purchaser Indemnified Parties to indemnification under this Article X for any inaccuracy in the Seller Closing Certificate with respect thereto) set forth in Section 3.8 (Taxes), Section 3.9 (Employee Benefit Plans) and Section 3.13 (Environmental Matters) (collectively, the “Statute of Limitations Representations”) shall survive until thirty (30) days after the expiration of the statute of limitations applicable to the matters underlying each such representation and warranty. Each party’s right to indemnification under Section 10.2(a)(ii) or Section 10.2(a)(ii), as applicable, with respect to breach of any of the covenants or agreements of the other party set forth in this Agreement to be performed on or before the Closing (and the right of Purchaser Indemnified Parties or Seller Indemnified Parties (as applicable) to indemnification under this Article X for any inaccuracy in the Seller Closing Certificate or Purchaser Closing Certificate (as applicable) with respect thereto), shall survive until the one (1) year anniversary of the Closing.

(b) If a Notice of Claim (as defined below) has been provided by an Indemnified Party (as defined below) to an Indemnifying Party (as defined below) concerning the breach of a representation and warranty or covenant or agreement set forth in this Agreement prior to the end of the survival period that would otherwise apply to such representation and warranty or covenant or agreement, the end of the survival period of such representation and warranty or covenant or agreement solely with respect to the claim underlying such Notice of Claim shall be extended until such later date as such claim has been fully and finally resolved in accordance with this Article X.

10.2 Indemnification Obligations.

(a) Subject to the other provisions of this Article X, from and after the Closing, the Seller shall indemnify the Purchaser and each of its Affiliates (which, following the Closing, shall include the Company and the Company Subsidiaries) and its and their respective directors, officers, employees, stockholders, partners, members, managers, agents and representatives (each, a “Purchaser Indemnified Party”) for any Losses by such Purchaser Indemnified Party as a result of (i) any breach of any representation and warranty by Seller or Parent Company contained in this Agreement (or inaccuracy of the Seller Closing Certificate with respect to any such representation and warranty); (ii) any breach of any covenant or agreement of the Seller or Parent Company contained in this Agreement (or inaccuracy of the Seller Closing Certificate with respect to any such covenant or agreement); or (iii) any Excluded Liabilities; provided, however, that the Purchaser Indemnified Parties shall not be entitled to indemnification under this Section 10.2(a) with respect to any Losses relating to Taxes to the extent that the Purchaser Indemnified Parties have received indemnification from the Seller or the Parent Company for such Losses pursuant to Section 7.2.

(b) Subject to the other provisions of this Article X, from and after the Closing, the Purchaser shall indemnify the Seller and each of its Affiliates and its and their respective directors, officers, employees, stockholders, partners, members, managers, agents and representatives (each, a “Seller Indemnified Party”) for any Losses actually incurred by such Seller Indemnified Party as a result of: (i) the breach of any representation and warranty of the

Purchaser contained in this Agreement (or inaccuracy of the Purchaser Closing Certificate with respect to any such representation and warranty); or (ii) any breach of any covenant or agreement of the Purchaser contained in this Agreement (or inaccuracy of the Purchaser Closing Certificate with respect to any such covenant or agreement).

10.3 Limitations on Indemnification Amounts. Notwithstanding anything to the contrary in this Article X, in no event shall an Indemnified Party be required to provide indemnification under Section 10.2(a)(i) or Section 10.2(b)(i), as applicable, unless and until the Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be, shall have incurred aggregate Losses under this Agreement of at least one million dollars ($1,000,000), but then shall be responsible for all such Losses back to the first dollar (the “Indemnity Threshold”) and then only for Losses arising under Section 10.2(a)(i) or Section 10.2(b)(i), as applicable, up to a maximum aggregate amount of seven and one-half percent (7.5%) of the Purchase Price (the “Indemnity Cap”), except that: (a) neither the Indemnity Threshold nor the Indemnity Cap shall apply to Losses resulting from any willful breach of this Agreement or fraud related to the transactions contemplated hereby; and (b) the Indemnity Cap shall not apply to: (i) Losses resulting from a breach of the Seller Fundamental Representations or inaccuracy of the Seller Closing Certificate with respect to the Seller Fundamental Representations; or (ii) the Purchaser Fundamental Representations or inaccuracy of the Purchaser Closing Certificate with respect to the Purchaser Fundamental Representations.

10.4 Indemnification Claim Procedure.

(a) Promptly after obtaining actual knowledge of any matter that a Purchaser Indemnified Party or Seller Indemnified Party, as applicable (the “Indemnified Party”), acting in good faith, reasonably believes will entitle the Indemnified Party to indemnification from the other party (the “Indemnifying Party”) under this Article X or Section 7.2, the Indemnified Party shall promptly provide to the Indemnifying Party notice describing the matter in reasonable detail, including the nature of the claim, the basis for the indemnification obligation and the estimated amount of Losses resulting therefrom to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (a “Notice of Claim”). To the extent that any such matter relates to a Claim or Proceeding by a third party, such Claim or Proceeding is referred to herein as a “Third Party Claim”, which is governed by Section 10.5.

(b) For claims for indemnification under this Article X or Article VII other than those relating to Third Party Claims, the Indemnifying Party shall have twenty (20) Business Days after its receipt of the Notice of Claim to respond to the claim(s) described therein. Such response shall set forth, in reasonable detail, the Indemnifying Party’s objection(s) to the claim(s) and its bases for such objection(s). If the Indemnifying Party fails to provide such a response with such time period, the Indemnifying Party will be deemed to have conceded the claim(s) set forth in the Notice of Claim. If the Indemnifying Party provides its response within such time period, the Indemnified Party and the Indemnifying Party shall negotiate the resolution of the claim(s) for a period of not less than twenty (20) Business Days after such response is provided. If the Indemnifying Party and the Indemnified Party are unable to resolve any such claim(s) within such time period, the Indemnified Party shall be entitled to pursue any legal remedies available to the Indemnified Party against the Indemnifying Party with respect solely to the unresolved claim(s), subject to the other provisions of this Article X and Section 7.2, as applicable.

10.5 Third Party Claims.

(a) The Indemnifying Party shall not be required to provide indemnification under this Article X with respect to a Third Party Claim to the extent that the Indemnified Party’s failure to provide or delay in providing a Notice of Claim materially prejudices the Indemnifying Party’s ability to contest or resolve the matters underlying such Third Party Claim.

(b) The Indemnifying Party shall have the right to assume and pursue the defense of any Third Party Claim, at its sole cost and expense and with counsel reasonably acceptable to the Indemnified Party, upon notification thereof to the Indemnified Party within ten (10) Business Days after the Notice of Claim has been delivered to the Indemnifying Party, unless the Indemnifying Party’s assumption of the defense of any Third Party Claim would result in a conflict of interest arising out of the joint representation by legal counsel selected by the Indemnifying Party of the interests of both the Indemnifying Party and the Indemnified Party and the Indemnifying Party does not engage separate legal counsel to represent the Indemnified Party (at the Indemnifying Party’s sole cost and expense) within the ten (10) Business Day period referred to above. It is agreed and understood that the Indemnifying Party’s election to assume the defense of any Third Party Claim shall not constitute an admission that any Losses resulting therefrom are indemnifiable Losses under this Article X or in any way prejudice or limit the Indemnifying Party’s ability to dispute any determination of whether or not any such Losses are indemnifiable Losses under this Article X. If the Indemnified Party does not receive such notification from the Indemnifying Party within such time period or, at any time after the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party fails to perform or unreasonably delays in performing its obligations to assume or pursue the defense of any such Thirty Party Claim, the Indemnified Party may assume, commence and pursue its defense of such Third Party Claim in such manner as it may deem reasonably appropriate and thereafter promptly inform the Indemnifying Party of all material developments related thereto.

(c) If the Indemnifying Party assumes the defense of a Third Party Claim, it shall thereafter promptly inform the Indemnified Party of all material developments related thereto. With respect to any Third Party Claim for which the Indemnifying Party has assumed the defense, the Indemnified Party shall have the right, but not the obligation, to participate in the defense of such Third Party Claim through legal counsel reasonably selected by it, at its expense. As long as the Indemnifying Party is performing its obligations under this Section 10.5, the Indemnified Party shall, and shall cause its Affiliates to, during normal business hours, upon reasonable notice, at the cost and expense of the Indemnifying Party, cooperate in all reasonable ways with, make its and their relevant files and records reasonably available for inspection and copying by, make its and their employees reasonably available to, and otherwise render reasonable assistance to, the Indemnifying Party.

(d) If the Indemnifying Party (having assumed the defense of a Third Party Claim) or the Indemnified Party (having proceeded with its own defense of a Third Party Claim in accordance with this Section 10.5) proposes to settle or compromise such Thirty Party Claim, the Indemnifying Party or the Indemnified Party (as applicable) shall provide notice to that effect

(together with a statement in reasonable detail of the terms and conditions of such settlement or compromise) to the Indemnified Party or the Indemnifying Party (as applicable), which shall be provided a reasonable time prior to the proposed time for effecting such settlement or compromise, and may not effect any such settlement or compromise without the prior written consent of the Indemnified Party or the Indemnifying Party (as applicable); provided, however, that no such consent of the Indemnified Party will be required if: (A) the Indemnifying Party provides any such notice; (B) the related settlement or compromise offer provides for the full release of the Indemnified Party and its Affiliates from any and all Liability (including equitable relief) in respect of such Third Party Claim; and (C) the Indemnified Party fails to provide, in a reasonably timely manner, its consent to such settlement or compromise.

10.6 Payment of Amounts Due for Indemnification. Within five (5) Business Days after it is determined pursuant to this Article X or Article VII that any amount is due to any Purchaser Indemnified Party under this Article X or Article VII, such amount shall be paid first from any amounts remaining in the Escrow Account and to the extent the amounts in the Escrow Account are not sufficient to pay such claim, the amount shall be paid by the Seller, in each such case, in cash by wire transfer of immediately available funds, to the Purchaser’s account within five (5) Business Days after such determination. Within five (5) Business Days after it is determined pursuant to this Article X that any amount is due to any Seller Indemnified Party under this Article X, such amount shall be paid by the Purchaser, in cash by wire transfer of immediately available funds, to the Seller’s account. If any payment required under this Section 10.6 is not made in full within five (5) Business Days after it is determined under this Article X or Article VII that such payment is due, the unpaid part of such payment will thereafter bear simple interest at a rate equal to the prime rate in effect from time to time (as published in The Wall Street Journal) plus two (2) percentage points, until paid in full.

10.7 Losses Net of Insurance Proceeds; Mitigation of Damages. If any event shall occur or circumstance shall exist which would otherwise entitle an Indemnified Party to indemnification under this Article X with respect to a breach of a representation and warranty, no Loss shall be deemed to have been incurred or sustained by such Indemnified Party to the extent of any proceeds received by Indemnifying Party or any of its Affiliates (including with respect to the Purchaser, the Company, following the Closing) from any insurance company with respect to the matters underlying such breach. Each Indemnified Party shall be required to use commercially reasonable efforts to mitigate, to the fullest extent practicable, the amount of any Losses for which a claim for indemnification is made under this Article X.

10.8 Materiality and Material Adverse Effect Qualifiers. All materiality qualifications contained in the representations and warranties of the parties set forth in this Agreement (however they may be phrased and including the term “Material Adverse Effect”) shall be taken into account for purposes of this Article X solely for purposes of determining whether a breach of such representation and warranty has occurred and, if such breach has occurred, all such materiality qualifications shall be ignored and not given any effect for purposes of determining the amount of Losses arising out of or relating to such breach of such representation and warranty under this Article X.

10.9 Subrogation. Upon making any payment for Losses of an Indemnified Party under this Article X, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party with respect to the Loss for which the payment relates. In addition to any other obligation under this Agreement, the Indemnified Party agrees to duly execute and deliver, upon request of the Indemnifying Party, all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights granted pursuant to this Section 10.8.

10.10 Tax Treatment of Seller Indemnification Payments. Any indemnification payments made by the Seller pursuant to this Article X or Section 7.2 shall be treated for all Tax purposes as adjustments to the amount paid by the Purchaser for the Equity Interests, unless otherwise required by applicable Law.

10.11 Indemnification Sole Remedy. Except for: (a) Claims arising out of willful misconduct or fraud by a party (for which the other party may seek any remedy available to it in law or in equity); or (b) the ability of the parties to obtain equitable remedies in accordance with Section 11.12 (Remedies) in connection with any breach or threatened breach of any of the covenants and agreements of the parties set forth herein including with respect to any Excluded Liabilities: (i) from and after the Closing, the indemnification rights provided pursuant to this Article X and pursuant to Section 7.2 shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach of any representations and warranties, covenants and agreements contained in this Agreement and with respect to Excluded Liabilities; and (ii) from and after the Closing, each party hereby irrevocably waives any right to any remedy relating to any such breach or with respect to any Excluded Liabilities, other than the indemnification rights provided pursuant to this Article X and pursuant to Section 7.2 (whether by contract, common law, statute, regulation or otherwise).

10.12 Tax Matters. Except as specifically provided in Section 7.2 or this Article X, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be solely governed by Section 7.2 and shall not be subject to the provisions of this Article X.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices, consents, waivers, agreements and other communications provided for in this Agreement shall be provided or made in writing and shall be transmitted by personal delivery, by nationally recognized overnight courier service, or by registered or certified mail, return receipt requested, postage prepaid, and shall be addressed as follows:

(a) if to the Seller or the Parent Company, to:

One Communications Corp.
5 Wall Street
Burlington, MA 08103
Attn: Raymond B. Ostroski, General Counsel

with a copy (which shall not constitute notice) to:

Kelley Drye & Warren LLP
101 Park Avenue
New York, NY 10178
Attn:	Jacob J. Miles, Esq.
Merrill B. Stone, Esq.

(b) if to the Purchaser, to:

NTELOS Inc. 401 Spring Lane, Suite 300 P.O. Box 1990 Waynesboro, VA 22980 Attn: Mary McDermott, Senior Vice President, Legal and Regulatory Affairs
with a copy (which shall not constitute notice) to:

Troutman Sanders LLP
1001 Haxall Point
Richmond, VA 23219
Attn:	David M. Carter
R. Mason Bayler, Jr.

A party may designate a new address to which communications shall thereafter be transmitted by providing written notice to that effect to the other party. Each communication transmitted in the manner described in this Section 11.1 shall be deemed to have been provided, received and become effective for all purposes at the time it shall have been: (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail) or the affidavit or receipt of the messenger (if transmitted by personal delivery or courier service); or (ii) presented for delivery to the addressee as so addressed during normal business hours, if such delivery shall have been rejected, denied or refused for any reason.

11.2 Fees and Expenses. Except as otherwise provided herein, each party agrees to pay any and all expenses, fees and costs (including legal, accounting and consulting expenses, fees and costs) incurred by it in connection with the Transactions and any and all fees, commissions, compensation, reimbursement or other amounts due to any investment banker, broker or finder (or Person who performs a similar function) who claims to have been, or who was in fact, engaged by or on behalf of it in connection with the Transactions.

11.3 Counterparts. This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument, respectively. This Agreement and shall become effective and be deemed to have been executed and delivered by both parties at such time as counterparts hereto shall have been executed and delivered by both parties, regardless of whether both parties have executed the same counterpart. Counterparts may be delivered via facsimile or other electronic transmission and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.4 Waivers. No purported waiver of any provision of this Agreement shall be binding upon any of the parties to this Agreement unless upon the party providing such waiver has duly executed and delivered to the other party a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived. Any such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

11.5 Amendments. No purported amendment to any provision of this Agreement shall be binding upon the parties to this Agreement unless the Purchaser and the Seller have each duly executed and delivered to the other party a written instrument which states that it constitutes an amendment to this Agreement and specifies the provision(s) that are being amended.

11.6 Entire Agreement. This Agreement, together with the Company Disclosure Schedule and the Purchaser Disclosure Schedule, the Escrow Agreement, the Transition Services Agreement, the Lease and any other documents expressly referred to herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or between the parties with respect to the subject matter hereof and thereof, including any letter of intent or memorandum of terms entered into by the parties.

11.7 Severability. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason: (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to such parties provided by, such provision or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

11.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

11.9 Consent to Jurisdiction. EACH PARTY AGREES THAT ANY AND ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE COMMENCED AND PROSECUTED IN A FEDERAL OR STATE COURT IN THE STATE OF NEW YORK OR, IN THE CASE OF A PROCEEDING ARISING OUT OF OR RELATING TO A THIRD PARTY CLAIM WHICH IS OR MAY BE SUBJECT TO INDEMNIFICATION HEREUNDER, IN THE COURT WHERE SUCH THIRD PARTY CLAIM IS BROUGHT AND EACH PARTY IRREVOCABLE WAIVES ANY RIGHT TO OBJECT TO SUCH VENUE. EACH PARTY CONSENTS AND SUBMITS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK IN RESPECT OF ANY SUCH PROCEEDING OR, WITH RESPECT TO A THIRD PARTY CLAIM, IN THE FORUM IN WHICH SUCH THIRD PARTY CLAIM WAS BROUGHT. EACH PARTY CONSENTS TO SERVICE OF PROCESS UPON IT WITH RESPECT TO ANY SUCH PROCEEDING BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAWS.

11.10 Waiver of Punitive and Other Damages and Jury Trial.

(a) EXCEPT IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT AND EXCEPT FOR INDEMNIFICATION FOR SUCH DAMAGES INCURRED BY A PARTY AND ACTUALLY PAID TO A THIRD PARTY, THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY PROCEEDING ARISING OUT OF OR RESULTING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

11.11 Assignment. Neither this Agreement nor any of any party’s rights or obligations hereunder may be assigned or delegated, in whole or in part, by either party without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed); provided, however, that either party may, without the prior written consent of the other party (but with reasonable advance written notice to the other party): collaterally assign its rights under this Agreement to any bank or other financing institution in connection with such party’s financing arrangements. Any purported assignment or delegation in violation of the preceding sentence will be null and void. Subject to the preceding sentences of this Section 11.11, this Agreement will be binding upon the parties and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

11.12 Remedies. Except as otherwise expressly provided in Article X, each of the parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement. Without limiting the generality of the foregoing, each of the parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law. A party’s right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

11.13 Third Party Beneficiaries. No Person other than the Purchaser, the Seller and the Parent Company is or is intended to be a beneficiary of this Agreement, other than the Purchaser Indemnified Parties, the Seller Indemnified Parties, and successors and permitted assigns of the parties permitted as provided in Section 11.11.

11.14 Further Assurances. At any time and from time to time after the Closing, each of the parties, at its own cost and expense, in good faith and in a timely manner, shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate actions, do or cause to be done all things necessary, proper or advisable, and execute, deliver and acknowledge such documents and other papers as may be required to carry out the provisions of this Agreement and to give effect to the consummation of the Transactions.

11.15 Waiver of Conflicts Regarding Representation. Recognizing that Kelley Drye & Warren, LLP has acted as legal counsel to the Seller, the Company and the Company Subsidiaries prior to the Closing, and that Kelley Drye & Warren, LLP intends to act as legal counsel to the Seller after the Closing, the Purchaser shall cause the Company and each Company Subsidiary to waive any conflicts that may arise in connection with Kelley Drye & Warren, LLP representing the Seller after the Closing.

11.16 Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against either party. Unless otherwise expressly specified in this Agreement:

(a) the words “hereof”, “hereby” and “hereunder,” and correlative words, refer to this Agreement as a whole and not any particular provision;

(b) the words “includes” and “including”, and correlative words, are deemed to be followed by the phrase “without limitation”;

(c) the word “or” is not exclusive and is deemed to have the meaning “and/or”;

(d) references in this Agreement to a “party” means the Purchaser, the Parent Company or the Seller and to the “parties” means the Purchaser, the Parent Company and the Seller;

(e) words using the singular or plural number shall also include the plural or singular number, respectively;

(f) the section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement;

(g) the masculine, feminine or neuter form of a word includes the other forms of such word and the singular form of a word includes the plural form of such word;

(h) references to a Person shall include the successors and assigns thereof; and

(i) references made in this Agreement to an Article, Section, Schedule or Exhibit mean an Article or Section of, or a Schedule or Exhibit to, this Agreement.

11.17 Guarantee.

(a) In addition to the covenants set forth in Section 6.15, the Parent Company is hereby entering into this Agreement for the purpose of guaranteeing, and the Parent Company hereby unconditionally guarantees, Seller’s performance of Seller’s performance obligations under this Agreement (including any payment obligations). This is an unconditional guarantee of payment and not of collection and upon any default of Seller under this Agreement, the Purchaser may, at its option, proceed directly and immediately, without notice, against the Parent Company to collect and recover the full amount of the guarantee or any portion thereof, without proceeding against the Seller. The Parent Company hereby unconditionally waives: (i) all rights and remedies accorded by applicable law to guarantors; (ii) notice of acceptance of this guarantee and notice of any liability to which it may apply; (iii) diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment or notice of any kind in connection with this guarantee; (iv) any right to require the Purchaser to pursue any other remedy before being entitled to payment from the Parent Company or before proceeding against the Parent Company for payment and performance of the guarantee; (v) any defense that may arise by reason of (A) the incapacity or lack of authority of the Seller, the Parent Company or any other Person, (B) the revocation or repudiation hereof by the Parent Company or the revocation or repudiation of this Agreement by the Seller, (C) the failure of the Parent Company to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of the Parent Company or any other Person, or (D) the invalidity or unenforceability in whole or in part of this Agreement, and (vi) the right to assert a counterclaim in any action or proceeding brought by the Purchaser.

(b) The parties agree and acknowledge that, notwithstanding anything to the contrary in Section 11.17(a), nothing in Section 11.17(a) shall constitute an amendment, modification or waiver under, or otherwise affect, any of the other provisions of this Agreement or any of the other Transaction Documents or the respective rights or obligations of the parties thereunder.

(c) In connection with such guarantee, Parent Company represents and warrants to Purchaser:

(i) The Parent Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and operate its properties and to conduct its business as now conducted.

(ii) The Parent Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance by the Parent Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Parent Company, and no other corporate authorization or proceedings on the part of the Parent Company are required therefor. This Agreement and each other Transaction Document to which the Parent Company is a party has been duly executed and delivered by the Parent Company and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser and the other parties thereto (as applicable), each constitutes a legal, valid and binding obligation of the Parent Company, enforceable against the Parent Company in accordance with its terms, except for the Equitable Exceptions.

(iii) Except as set forth in Section 11.17(c) of the Company Disclosure Schedule, neither the execution, delivery or performance by the Parent Company of this Agreement or any of the other Transaction Documents to which it is a party, nor the consummation of any of the transactions contemplated hereby or thereby, will: (i) violate, conflict with, breach or constitute a default under (in each case, with or without the giving of notice, the lapse of time or both) any of the provisions of: (A) any of the Organizational Documents of the Parent Company; (B) any material Contract to which the Parent Company is a party; or (C) any Law applicable to the Parent Company or any of its properties or assets, or (ii) give any Governmental Entity or Judicial Authority the right to challenge any of the Transactions under any applicable Law. Except as listed in Section 11.17(c) of the Company Disclosure Schedule, no consent of any other Person (including the lenders under the Credit Agreement), no notice to any other party under any Contract that is material to the Parent Company (including the Credit Agreement, the required consent of the requisite lenders thereunder have been obtained and provided to the Purchaser prior to the date hereof) and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Entity or Judicial

Authority is required to be made or obtained by the Parent Company in connection with the execution and delivery by the Parent Company of this Agreement or any of the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

THE SELLER:

CONVERSENT COMMUNICATIONS, INC.

By:	/s/ Raymond B. Ostroski
Name: Raymond B. Ostroski
Title: Executive Vice President and General Counsel

THE PURCHASER:

NTELOS INC.

By:	/s/ Michael B. Moneymaker
Name: Michael B. Moneymaker
Title: Executive Vice President and Chief Financial Officer

THE PARENT COMPANY

ONE COMMUNICATIONS CORP.
(solely with respect to Sections 6.15 and 11.17)

By:	/s/ Raymond B. Ostroski
Name: Raymond B. Ostroski
Title: Executive Vice President and General Counsel